Exhibit 10.1
Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT,
dated as of August 24, 2010
(amending and restating the Second Amended and Restated Credit Agreement, dated as of October 26,
2009, as further amended or otherwise modified as of the date hereof), among
FERRO CORPORATION
and
CERTAIN OF ITS DESIGNATED SUBSIDIARIES
FROM TIME TO TIME PARTY HERETO,
as the Borrowers,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTY HERETO,
as the Lenders,
PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, the Collateral Agent and the Issuer,
and
JPMORGAN CHASE BANK, N.A. AND BANK OF AMERICA, N.A.,
as Syndication Agents
PNC CAPITAL MARKETS LLC, J.P. MORGAN SECURITIES INC. AND BANC OF AMERICA
SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

(continued)

(continued)

(continued)

SCHEDULE I	—	Disclosure Schedule
SCHEDULE II	—	Revolving Loan Percentages; Domestic Office
SCHEDULE III	—	Excluded Properties
SCHEDULE IV	—	Rate Protection Agreements

EXHIBIT A-1	—	Form of Revolving Loan Note
EXHIBIT A-2	—	Form of Swingline Note
EXHIBIT B-1	—	Form of Borrowing Request
EXHIBIT B-2	—	Form of Issuance Request
EXHIBIT C	—	Form of Continuation/Conversion Notice
EXHIBIT D	—	Form of Lender Assignment Agreement
EXHIBIT E	—	Form of Compliance Certificate
EXHIBIT F	—	Subsidiary Guaranty (Domestic)
EXHIBIT G	—	Pledge and Security Agreement
EXHIBIT H-1	—	Form of Designated Borrower Request and Assumption Agreement
EXHIBIT H-2	—	Form of Designated Borrower Notice
EXHIBIT I	—	Form of Perfection Certificate
EXHIBIT J	—	Affirmation and Consent

iv

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 24, 2010, is among FERRO CORPORATION, an Ohio corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto (each a “Designated Borrower” and together with the Company, each a “Borrower” and collectively the “Borrowers”), the various financial institutions and other Persons from time to time party hereto (the “Lenders”), PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as the administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”), the collateral agent for the Secured Parties (as defined below) (in such capacity, together with its successors, the “Collateral Agent”) and as the Issuer (as defined below), and JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A., as the syndication agents (collectively in such capacities, the “Syndication Agents”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Second Amended and Restated Credit Agreement, dated as of October 26, 2009 (as the same may have been amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrowers, the lenders party thereto (the “Existing Lenders”), Credit Suisse AG, Cayman Islands Branch (f/k/a Credit Suisse, Cayman Islands Branch), as the administrative agent for the Original Term Loan Lenders(as defined in the Existing Credit Agreement), PNC Bank, as the administrative agent for the New Term Loan Lenders (as defined the Existing Credit Agreement), National City Bank, as the collateral agent, and the other agents, certain of the Existing Lenders (the “Existing Revolving Loan Lenders”) committed to extend to the Borrowers a revolving credit facility to make revolving loans (the “Original Revolving Loans”) (such term and each other capitalized term used but not defined in the preamble and the recitals having the meanings provided in Section 1.1), and certain Existing Lenders provided term loans to the Borrowers (the “Original Term Loans”);
     WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended on the Closing Date to, among other things, allow for the repayment of the Original Term Loans on and subject to the terms and conditions of this Agreement and pay fees, costs and expenses related thereto (the foregoing and all other transactions related hereto, collectively, the “Existing Term Loan Refinancing”);
     WHEREAS, the Borrowers have requested, and each of the Existing Revolving Loan Lenders has agreed (subject to the terms of this Agreement) that the Existing Credit Agreement be amended to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that the Original Revolving Loans (if any) that are not being repaid and other “Obligations” (under, and as defined in, the Existing Credit Agreement) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto); provided that any Rate Protection Agreements with any one or more Existing Lenders (or their respective Affiliates) shall continue unamended and in full force and effect; and
     WHEREAS, all Obligations are and shall continue to be secured by all collateral on which a Lien is granted to the Collateral Agent pursuant to any Loan Document.
     NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Account” means any account (as that term is defined in Section 9-102 of the UCC) of the Company or any of its Subsidiaries arising from the sale or lease of goods or rendering of services.
     “Additional Revolving Loan Amount” means, at any time, the excess, if any, of (a) $100,000,000 minus (b) the aggregate amount by which the Revolving Loan Commitment has increased prior to such time pursuant to Section 2.11.
     “Administrative Agent” is defined in the preamble and includes each other Person appointed as a successor Administrative Agent pursuant to Section 9.4.
     “Affected Lender” is defined in Section 4.10.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).
     “Affirmation and Consent” means the Affirmation and Consent, dated as of the Closing Date, among each Subsidiary Guarantor and the Collateral Agent, substantially in the form of Exhibit J hereto.
     “Agents” means, collectively, the Administrative Agent and the Collateral Agent.
     “Agreement” means, on any date, this Credit Agreement as originally in effect on the Closing Date and as the same may thereafter from time to time be further amended, supplemented, amended and restated or otherwise modified and in effect on such date.
     “Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.50%, (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 1.0%. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. The Administrative Agent will give notice promptly to the Company and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.
     “Alternate Currency” means Euros and any other currency approved by the Administrative Agent and each of the Lenders.
     “Alternate Currency Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Alternate Currency Loans pursuant to clause (a) of Section 2.1.1.

     “Alternate Currency Commitment Amount” means, on any date, a maximum amount equal to the Dollar Equivalent of $100,000,000, as such amount may be permanently reduced by Section 2.2.
     “Alternate Currency Equivalent” means, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.
     “Alternate Currency Loan” means any Revolving Loan denominated in an Alternate Currency.
     “Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
     “Applicable Commitment Fee Margin” means, with respect to the Revolving Loan Commitment, (a) as of the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to clause (c) of Section 7.1.1 for the Fiscal Quarter ending September 30, 2010, 0.45% and (b) thereafter, the applicable percentage set forth below determined by reference to the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to clause (c) of Section 7.1.1:

Applicable
Commitment
Fee Margin
for Revolving
Leverage Ratio	Loan Commitment
Greater than or equal to 3.0:1.0	0.50%
Greater than or equal to 2.5:1.0 but less than 3.0:1.0	0.50%
Greater than or equal to 2.0:1.0 but less than 2.5:1.0	0.475%
Greater than or equal to 1.5:1.0 but less than 2.0:1.0	0.45%
Greater than or equal to 1.0:1.0 but less than 1.5:1.0	0.375%
Less than 1.0:1.0	0.35%
     Changes in the Applicable Commitment Fee Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Commitment Fee Margin shall increase to the next higher level above the Applicable Commitment Fee Margin then in effect, which increased Applicable Commitment Fee Margin shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

     In the event that any financial statement or Compliance Certificate for any period ending on or after September 30, 2010 delivered pursuant to clauses (a), (b) or (c) of Section 7.1.1 is inaccurate (regardless of whether this Agreement or the Revolving Loan Commitments are in effect when such inaccuracy is discovered) (it being understood and agreed that a change in GAAP that has a retroactive effect shall not cause previously delivered financial statements or Compliance Certificates to be deemed to be inaccurate), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Margin for any period (for purposes of this definition, an “Applicable Period”) than the Applicable Commitment Fee Margin applied for such Applicable Period, then (i) the Company shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Commitment Fee Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Company shall immediately pay to the Administrative Agent (for the account of the Revolving Loan Lenders during the Applicable Period or their successors and assigns) the accrued additional commitment fees owing as a result of such increased Applicable Commitment Fee Margin for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Article VIII hereof, and shall survive the termination of this Agreement for a period of two years.
     “Applicable Margin” means, with respect to Revolving Loans and Swing Line Loans, (a) as of the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to clause (c) of Section 7.1.1 for the Fiscal Quarter ending September 30, 2010, 1.75% per annum for Base Rate Loans and 2.75% per annum for LIBOR Rate Loans and (b) thereafter, the applicable percentage set forth below determined by reference to the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to clause (c) of Section 7.1.1:

	Applicable	Applicable
	Margin for	Margin for
	Revolving	Revolving
Leverage Ratio	Base Rate Loans	LIBOR Rate Loans
Greater than or equal to 3.0:1.0	2.50%	3.50%
Greater than or equal to 2.5:1.0 but less than 3.0:1.0	2.25%	3.25%
Greater than or equal to 2.0:1.0 but less than 2.5:1.0	2.00%	3.00%
Greater than or equal to 1.5:1.0 but less than 2.0:1.0	1.75%	2.75%
Greater than or equal to 1.0:1.0 but less than 1.5:1.0	1.50%	2.50%
Less than 1.0:1.0	1.25%	2.25%
     Changes in the Applicable Margin (other than with respect to Alternate Currency Loans) resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Margin shall increase to the next higher level above the Applicable Margin then in effect, which increased Applicable Margin shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

Changes in the Applicable Margin with respect to an Alternate Currency Loan resulting from a change in the Leverage Ratio shall become effective upon the expiration of the current Interest Period with respect to such Alternate Currency Loan following delivery by the Company to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Margin shall increase to the next higher level above the Applicable Margin then in effect, which increased Applicable Margin shall apply effective upon the expiration of the current Interest Period with respect to such Alternate Currency Loan after the date on which such Compliance Certificate was required to have been delivered.
     In the event that any financial statement or Compliance Certificate for any period ending on or after September 30, 2010 delivered pursuant to clauses (a), (b) or (c) of Section 7.1.1 is inaccurate (regardless of whether this Agreement or the Revolving Loan Commitments are in effect when such inaccuracy is discovered) (it being understood and agreed that a change in GAAP that has a retroactive effect shall not cause previously delivered financial statements or Compliance Certificates to be deemed to be inaccurate), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (for purposes of this definition, an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Company shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Company shall immediately pay to the Administrative Agent (for the account of the Revolving Loan Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 3.2.2 and Article VIII hereof, and shall survive the termination of this Agreement for a period of two years.
     “Applicant Borrower” is defined in clause (a) of Section 2.9.
     “Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is administered, advised or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers, advises or manages a Lender.
     “Authorized Officer” means, relative to any Obligor, those of its officers, general partners, managing members or other authorized person(s) (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.
     “Available” means, in respect of any Alternate Currency and any Lender, that such Alternate Currency is, at the relevant time, readily available to such Lender as deposits in the London or other applicable interbank market in the relevant amount and for the relevant term, is freely convertible into Dollars and is freely transferable for the purposes of this Agreement, but if, notwithstanding that each of the foregoing tests is satisfied:
     (a) such Alternate Currency is, under the then current legislation or regulations of the country of such Alternate Currency (or under the policy of the central bank of such country) or the F.R.S. Board, not permitted to be used for the purposes of this Agreement;
     (b) there is no, or only insignificant, investor demand for the making of advances having an interest period equivalent to that for the LIBOR Rate Loan denominated in an Alternate Currency which the Borrowers have requested be made; or

     (c) there are policy or other reasons which make it undesirable or impractical for a Lender to make a LIBOR Rate Loan denominated in such Alternate Currency available as determined by such Lender in its sole discretion;
then such Alternate Currency may be treated by any Lender as not being Available.
     “Base Rate Loan” means a Loan denominated in Dollars bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
     “Borrower” and “Borrowers” are defined in the preamble.
     “Borrowing” means the Loans of the same type and, in the case of LIBOR Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.
     “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of a Borrower substantially in the form of Exhibit B-1 hereto.
     “Business Day” means: (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Rate Loans, any day which is a Business Day described in clause (a) above and (i) on which dealings in the relevant currency are carried on in the London interbank eurodollar market and (ii) in the case of LIBOR Rate Loans denominated in an Alternate Currency, on which banks in the country for which such Alternate Currency is the lawful currency are not authorized or required to be closed.
     “Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures on the Company’s Consolidated Statement of Cash Flows.
     “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.
     “Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
     “Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

     “Cash Equivalent Investment” means, at any time:
     (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;
     (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);
     (c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;
     (d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;
     (e) other corporate debt obligations including corporate bonds, medium term notes, Eurobonds, floating rate notes and auction rate securities (preferred stock or bonds), which (i) in the case of short term securities are issued by an issuer which has at least an A-1 rating or a P1 rating by Moody’s, or (ii) in the case of any other securities referenced in this clause (e), are issued by an issuer with a minimum of two double-A ratings, one of which must be from either S&P or Moody’s;
     (f) any other investment approved by the board of directors of the Company that could be considered an “Approved Instrument” pursuant to the Company’s investment policy and that is approved by the Required Lenders; or
     (g) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (f) above.
     “Cash Management Bank” means any Person that is the Administrative Agent, the Collateral Agent, a Joint Lead Arranger, a Joint Bookrunner, a Lender or any Affiliate of any of the foregoing at the time it provides any Cash Management Services.
     “Cash Management Obligations” means obligations owed by the Company or any Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and which has been designated by such Cash Management Bank and the Company, by notice to the Administrative Agent and the Collateral Agent not later than 90 days after the execution and delivery of the agreement evidencing such Cash Management Services, as Cash Management Obligations; provided that the designation of any obligations as Cash Management Obligations shall not create in favor of any Cash Management Bank any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under this Agreement or any other Loan Document.

     “Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements to the Company and its Subsidiaries.
     “Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
     “Change in Control” means:
     (a) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of, or enter into contracts or arrangements whereby they will acquire or control, directly or indirectly, Capital Securities or Voting Securities representing 25% or more of the Capital Securities or Voting Securities of the Company on a fully diluted basis;
     (b) during any period of up to 24 consecutive months after the Closing Date, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office;
     (c) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement or agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
     (d) for so long as any Senior Notes are outstanding, the occurrence of a “Change of Control” (as defined in the Senior Note Documents).
     “Change in Law” means (a) the adoption of any law, rule or regulation (including any treaty) after the date of this Agreement, (b) any change in any law, rule or regulation (including any treaty) or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuer with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Closing Date” means August 24, 2010.
     “Closing Date Certificate” is defined in Section 5.1.3.
     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Collateral Agent” is defined in the preamble and includes each other Person appointed as the successor Collateral Agent pursuant to Section 9.4.

     “Commitment” means, as the context may require, the Revolving Loan Commitment, the Alternate Currency Commitment, the Letter of Credit Commitment or the Swing Line Loan Commitment.
     “Commitment Amount” means, as the context may require, the Alternate Currency Commitment Amount, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.
     “Commitment Termination Event” means:
     (a) the occurrence of any Event of Default with respect to the Company described in clauses (a) through (d) of Section 8.1.9; or
     (b) the occurrence and continuance of any other Event of Default and either:
     (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or
     (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company that the Commitments have been terminated.
     “Communications” is defined in clause (a) of Section 9.10.
     “Company” is defined in the preamble.
     “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Company, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Company’s compliance with the financial covenants contained herein.
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Company, substantially in the form of Exhibit C hereto.
     “Control Agreement” means an agreement in form and substance satisfactory to the Collateral Agent which provides for the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).
     “Copyright Pledge and Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit C to the Security Agreement.

     “Credit Extension” means, as the context may require: (a) the making of a Loan by a Lender; or (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any Existing Letter of Credit, by an Issuer.
     “Currency” and “Currencies” means Dollars, Euros and any other Alternate Currency.
     “Current GAAP Financials” is defined in Section 1.4.
     “Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate for such day (and if such day is not a Business Day, for the immediately preceding Business Day) by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Changes in the rate of interest on that portion of any Swing Line Loans maintained as Daily LIBOR Rate Loans will take effect simultaneously with each change in the Daily LIBOR Rate.
     “Daily LIBOR Rate Loan” means a Swing Line Loan made pursuant to clause (ii) of the second sentence of Section 2.3.2(a) denominated in Dollars bearing interest at a rate determined by reference to the Daily LIBOR Rate.
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” means any Revolving Loan Lender that has failed to fund any portion of its Revolving Loans, participations in Letters of Credit or participations in Swing Line Loans within three Business Days of the date required to be funded by it hereunder, or any Revolving Loan Lender that has (a) notified the Company, the Administrative Agent, the Issuer, the Swing Line Lender or any Revolving Loan Lender in writing that it does not intend to comply with any or all of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (b) failed, within three Business Days after a request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans, participations in then outstanding Letters of Credit and participations in then outstanding Swing Line Loans, (c) otherwise failed to pay over to the Administrative Agent or any other Revolving Loan Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.
     “Designated Borrower” is defined in the preamble.
     “Designated Borrower Notice” is defined in clause (a) of Section 2.9.
     “Designated Borrower Obligations” means all Obligations of each Designated Borrower.

     “Designated Borrower Request and Assumption Agreement” is defined in clause (a) of Section 2.9.
     “Disbursement” is defined in Section 2.7.2.
     “Disbursement Date” is defined in Section 2.7.2.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Company with the written consent of the Required Lenders.
     “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrowers’ or their Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person in a single transaction or series of transactions.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in Dollars, such amount in Dollars, and (b) as to any amount denominated in an Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with such Alternate Currency.
     “Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Company.
     “EBITDA” means, for any applicable period, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, and without duplication, the sum of (i) amortization expense, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation expense, (v) restructuring expenses attributable to the Company’s restructuring in 2010 in an aggregate amount not to exceed $19,000,000 for the period commencing July 1, 2010, (vi) non-recurring fees, non-cash charges, cash charges and other cash expenses paid in connection with the preparation, negotiation, approval, execution and delivery this Agreement and the other Loan Documents and the Senior Note Documents, including, in each case, amendments, waivers and other modifications thereto, (vii) non-cash expenses incurred in connection with asset write-offs, including, but not limited to, goodwill impairments, (viii) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date, in each case to the extent any such costs do not constitute Interest Expense, (ix) non-cash losses resulting from mark-to-market accounting treatment of interest rate hedging agreements, (x) non-cash losses resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries, (xi) all charges and associated expenses in connection with the refinancing, retirement or extinguishment of any Indebtedness, including initial issuance costs, prepayment penalties, swap breakage fees and write-off of deferred issuance fees, (xii) non-recurring one-time charges and expenses in an aggregate amount in any Fiscal Year not to exceed $10,000,000 and (xiii) non-recurring charges related to pension settlement or curtailment in an aggregate amount not to exceed $20,000,000 over the term of this Agreement, minus (c) to the extent added in determining Net Income, the sum of (i) non-cash gains resulting from mark-to-market accounting treatment of interest rate hedging agreements and (ii) non-cash gains resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries.

Notwithstanding the foregoing, EBITDA for the Fiscal Quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 shall be deemed to be $54,530,000, $57,815,000, and $70,813,000, respectively.
     “Eligible Assignee” means, in the case of any assignment of the Revolving Loan Commitment, (a) a Revolving Loan Lender or (b) any other Person (other than an Ineligible Assignee) with the consent of the Company (such consent not to be unreasonably withheld or delayed) unless (i) the assignment is being made to an Affiliate of a Lender or an Approved Fund or (ii) an Event of Default has occurred and is continuing.
     “EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.
     “EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.
     “Engagement Letter” the engagement letter, dated July 20, 2010, among the Company, PNC Bank and PNC Capital Markets LLC.
     “Environmental Laws” means all applicable foreign, federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Company of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of the Company from any Pension Plan or Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, (h) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 436(f) of the Code; (i) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to the Company; (k) the receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (l) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; or (m) the occurrence of any Foreign Benefit Event.
     “ESS” is defined in clause (a) of Section 10.11.
     “Euro” means the single currency of Participating Member States of the European Union.
     “Event of Default” is defined in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Subsidiary” means any of (a) Ferro Pfanstiehl (Europe) Ltd., a company organized under the laws of the United Kingdom, (b) Zibo Ferro Performance Materials Company, Limited, a company organized under the laws of the Peoples Republic of China, (c) Ferro (Suzhou) Performance Materials Co. Ltd, a company organized under the laws of the Peoples Republic of China, (d) Ferro Enamel do Brasil Industria e Comercio Ltda., a company organized under the laws of Brazil, and (e) Ferro Holding GmbH, a company organized under the laws of Germany.
     “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Exemption Certificate” is defined in clause (e) of Section 4.6.
     “Existing Credit Agreement” is defined in recitals hereto.
     “Existing Lenders” is defined in recitals hereto.
     “Existing Letters of Credit” means each of the Letters of Credit outstanding under the Existing Credit Agreement immediately prior to the Closing Date.
     “Existing Notes” means the Company’s 6.50% Convertible Senior Notes due 2013.
     “Existing Term Loan Refinancing” is defined in recitals hereto.
     “Federal Funds Effective Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1.0%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

     “Federal Funds Open Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, such rate hereunder will change automatically without notice to the Borrower, effective on the date of any such change.
     “Filing Statements” means all Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents.
     “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2010 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of (a) EBITDA (for all such Fiscal Quarters) minus Capital Expenditures made during such Fiscal Quarters to (b) the sum (for all such Fiscal Quarters) of (i) Interest Expense actually paid in cash during such Fiscal Quarters (excluding (A) initial issuance costs paid in connection with Indebtedness incurred in respect of the Obligations and Indebtedness under the Senior Note Documents, (B) any make-whole premium or Interest Expense payable in connection with the prepayment of Indebtedness under Existing Credit Agreement and the Existing Notes and (C) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date (including any such costs incurred in connection with a prepayment of the term loans under the Existing Credit Agreement)), (ii) scheduled principal repayments of Indebtedness (other than Indebtedness issued under the Indentures) actually paid during such Fiscal Quarters, (iii) finance expenses actually paid in connection with the Permitted Receivables Program during such Fiscal Quarters, and (iv) Restricted Payments made by the Company during such Fiscal Quarters; provided, further, that non-recurring fees, non-cash charges, cash charges and other cash expenses paid in connection with or related to the preparation, negotiation, approval, execution and delivery of the amendment and restatement of this Agreement and the other Loan Documents and the Senior Note Documents, including, in each case, amendments, waivers and other modifications thereto, shall be excluded from clause (b) above.
     “Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
     “Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the

National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
     “Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.
     “Foreign Benefit Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability in excess of $25,000,000 by the Company under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Company, or the imposition on the Company of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $25,000,000.
     “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Company or any of its Subsidiaries with respect to employees employed outside the United States.
     “Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Company or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance satisfactory to the Collateral Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the Security Agreement).
     “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.
     “Fronting Fee” is defined in clause (b) of Section 3.3.3.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” means, with respect to the interpretation of all accounting terms used herein and in each other Loan Document, the calculation of all accounting determinations and computations required to be made hereunder or thereunder (including under Section 7.2.4 and in respect of any defined terms used herein or in any other Loan Document), those U.S. generally accepted accounting principles applied in the preparation of the audited consolidated financial statements of the Company delivered pursuant to Section 7.1.1.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Granting Lender” is defined in clause (g) of Section 10.11.
     “Guarantor” means, collectively, the Company and each Subsidiary Guarantor.
     “Hazardous Material” means:
     (a) any “hazardous substance”, as defined by CERCLA;
     (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or
     (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, waste, material or substance (including any asbestos, polychlorinated biphenyls and petroleum products) regulated by any Environmental Law.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.
     “Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Company:
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement and which, if adjusted in the manner deemed appropriate by the Company’s independent public accountants, would have the effect of causing the Company to be in Default.
     “Indebtedness” of any Person means:
     (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than any letter of credit obligations that are cash collateralized), whether or not drawn, and banker’s acceptances issued for the account of such Person;
     (c) all Capitalized Lease Liabilities of such Person;
     (d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;
     (e) net Hedging Obligations of such Person;

     (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (g) obligations arising under Synthetic Leases;
     (h) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts and other than in connection with any Permitted Receivables Program;
     (i) all obligations (other than intercompany obligations) of such Person pursuant to any Permitted Receivables Program;
     (j) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and
     (k) all Contingent Liabilities of such Person in respect of any of the foregoing.
The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness. For the avoidance of doubt, on any date, the entire outstanding principal amount of the Existing Notes on such date shall constitute Indebtedness of the Company with respect to such date, notwithstanding the treatment thereof in accordance with GAAP.
     “Indemnified Liabilities” is defined in Section 10.4.
     “Indemnified Parties” is defined in Section 10.4.
     “Indentures” means, collectively, (a) that certain Indenture, dated as of March 5, 2008, between the Company and U.S. Bank National Association, as trustee (and any successor trustee(s)) and (b) that certain Indenture, dated as of August 24, 2010, between the Company and Wilmington Trust Company, as trustee (and any successor trustee(s)).
     “Ineligible Assignee” means a natural Person, the Company, any Affiliate of the Company or any other Person taking direction from, or working in concert with, the Company or any of the Company’s Affiliates.

     “Interest Expense” means, for any period, total interest expense of the Company which in accordance with GAAP would be classified as interest expense on the Company’s consolidated income statement.
     “Interest Period” means, relative to any LIBOR Rate Loan, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the applicable Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided that:
     (a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than seven different dates;
     (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and
     (c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.
     Notwithstanding anything herein to the contrary, each LIBOR Rate Loan denominated in an Alternate Currency shall have an Interest Period of one month.
     “Investment” means, relative to any Person,
     (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;
     (b) Contingent Liabilities in favor of any other Person; and
     (c) any Capital Securities held by such Person in any other Person.
The amount of any Investment shall be the original principal or capital amount thereof (including subsequent contributions to capital) less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
     “IRS” means the Internal Revenue Service or any successor thereto.
     “ISP Rules” is defined in Section 10.9.
     “Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit B-2 hereto.
     “Issuer” means PNC Bank, in its capacity as Issuer of the Letters of Credit, and its successors and assigns. At the request of PNC Bank (or its successors or assigns), and with the Company’s consent (not to be unreasonably withheld), another Lender or an Affiliate of PNC Bank (or its successors or assigns) may issue one or more Letters of Credit hereunder and shall be deemed to be an Issuer.

     “Joint Bookrunner” means each of PNC Capital Markets LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their respective capacities as joint bookrunners.
     “Joint Lead Arranger” means each of PNC Capital Markets LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their respective capacities as joint lead arrangers.
     “Judgment Currency” is defined in Section 10.16.
     “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Governmental Authority.
     “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.
     “Lenders” is defined in the preamble.
     “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:
     (a) any Hazardous Material on, in, under or affecting all or any portion of any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, the groundwater thereunder, or, to the extent caused by Releases from the Company’s or any of its Subsidiaries’ or any of their respective predecessors’ properties, any surrounding areas thereof;
     (b) any Release or threatened Release of Hazardous Materials by the Company or any of its Subsidiaries or any alleged exposure to Hazardous Materials due to any act or omission of the Company or any of its Subsidiaries;
     (c) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;
     (d) any violation or claim of violation by the Company or any of its Subsidiaries of any Environmental Laws; or
     (e) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, Release or threatened Release of Hazardous Material by the Company or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Company or any of its Subsidiaries.
     “Letter of Credit” is defined in Section 2.1.2.
     “Letter of Credit Commitment” means the relevant Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2.

     “Letter of Credit Commitment Amount” means, on any date, a maximum amount equal to the Dollar Equivalent of $120,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.
     “Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.
     “Leverage Ratio” means, on any date of determination, the ratio of (a) Total Debt outstanding on such date to (b) EBITDA computed for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.
     “LIBOR Rate” means:
     (a) relative to any Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan denominated in Dollars for any Interest Period, a rate of interest per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to the Borrowing relating to such Interest Period and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage;
     (b) relative to any Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan denominated in Euros for an Interest Period of one month, a rate of interest per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) a rate determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rate of interest per annum for deposits in Euros which appears on the relevant Bloomberg page that displays such rates (or, if no such quotation is available on such Bloomberg page, the rate which is quoted by another source for the London interbank offered rates of interest for deposits in Euros selected by the Administrative Agent, or, if no such other source is available, that rate of interest determined by the Administrative Agent by reference to the cost to the Administrative Agent of obtaining deposits of Euros from such sources as it may reasonably select), at approximately 9:00 a.m., New York time, two Business Days prior to the commencement of such Interest Period for an amount comparable to the Borrowing relating to such Interest Period and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage; and
     (c) relative to any Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan denominated in any Alternate Currency other than Euros for an Interest Period of one month, a rate of interest per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rate of interest per annum for deposits in the relevant Alternate Currency which appears on the relevant Bloomberg page that displays such rates (or, if no such quotation is available on such Bloomberg page, the rate which is quoted by another source for the London interbank offered rates of interest for deposits in the relevant Alternate Currency selected by the Administrative Agent, or, if no such other source is available, that rate of interest determined by the Administrative Agent by reference to the cost to the Administrative Agent of obtaining deposits of the relevant Alternate Currency from such sources as it may reasonably select), at approximately 9:00 a.m., New York time, two Business Days prior to the commencement of such Interest Period for an amount comparable to the Borrowing relating to such Interest Period and having a borrowing date and a maturity comparable to such Interest Period, plus any applicable reserve or other funding costs incurred by the Lenders in making such Loan.
     The LIBOR Rate for any Interest Period for LIBOR Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect (or, in the case of any LIBOR Rate Loan denominated in any Alternate Currency other than Euros, any applicable reserve or other funding costs incurred by the Lenders in making such Loan), and the applicable rates furnished to and received by the Administrative Agent, two Business Days before the first day of such Interest Period. The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
     “LIBOR Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBOR Rate.
     “LIBOR Reserve Percentage” means, as of any day, the maximum percentage in effect on such day, as prescribed by the F.R.S. Board for determining the reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, each agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations, each Subsidiary Guaranty and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.
     “Loans” means, as the context may require, a Revolving Loan, an Alternate Currency Loan or a Swing Line Loan of any type.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company or the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

     “Material Debt” means the Indebtedness of the Company and its Subsidiaries under (a) the Permitted Receivables Program, (b) the Indentures and (c) any other Indebtedness of the type set forth in clause (a) of the definition of Indebtedness incurred pursuant to Section 7.2.2(m) in excess of an aggregate principal amount exceeding $50,000,000.
     “Material Debt Documents” means collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of any Material Debt.
     “Minimum Liquidity Condition” means that the sum of (a) all unrestricted cash on hand (free and clear of any Liens other than Liens in favor of the Collateral Agent) of the Company and its Subsidiaries and (b) unused and available Revolving Loan Commitments is greater than or equal to $150,000,000.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Mortgage” means each mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, mortgage modification or other agreement executed and delivered by any Obligor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement, in form and substance reasonably satisfactory to the Collateral Agent, under which a valid, perfected, first priority Lien is granted on the real property and fixtures, or leasehold estate (if applicable), described therein.
     “Mortgaged Property” is defined in Section 5.1.13.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Company or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
     “Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Company or any of its Subsidiaries in connection with such Casualty Event in excess of $5,000,000, individually or in the aggregate over the course of a Fiscal Year (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (c) of Section 7.2.3 on the property which is the subject of such Casualty Event.
     “Net Debt Proceeds” means, with respect to the sale or issuance by the Company or any of its Subsidiaries of any Indebtedness to any other Person after the Closing Date which is not expressly permitted by Section 7.2.2, the excess of (a) the gross cash proceeds actually received by such Person from such sale or issuance, over (b) all customary arranging or underwriting discounts, fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other customary closing costs and expenses actually incurred in connection with such sale or issuance other than any such fees, discounts, commissions or disbursements paid to Affiliates of the Company or any such Subsidiary in connection therewith.
     “Net Disposition Proceeds” means, with respect to any Disposition by the Company, its U.S. Subsidiaries or any Subsidiary Guarantor pursuant to clause (c) of Section 7.2.8 and any cash payment received in respect of promissory notes or other non-cash consideration delivered to the Company or such Subsidiary in respect thereof, the excess of (a) the gross cash proceeds received by the Company or such Subsidiary over (b) the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (ii) all taxes actually paid or accrued by the Company to be payable in cash in connection with such Disposition, (iii) all pension obligations retained by the Company in connection with such Disposition and (iv) payments made by the Company or such Subsidiary to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition; provided that if the amount of any accrued taxes pursuant to clause (ii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds.
     “Net Equity Proceeds” means, with respect to the sale or issuance after the Closing Date by the Company to any Person of any of its Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of (a) the gross cash proceeds received by the Company from such sale, exercise or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Company in connection therewith; provided that proceeds resulting from sales or issuances of options or the exercise of such options shall not constitute Net Equity Proceeds.
     “Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of (a) extraordinary gains and losses, (b) whether or not extraordinary, gains and losses on asset sales and (c) whether or not extraordinary, gains and losses resulting from the extinguishment of Indebtedness of the Company or any of its Subsidiaries) which would be included as net income on the consolidated financial statements of the Company and its Subsidiaries for such period.
     “Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.
     “Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.
     “Note” means, as the context may require, a Revolving Note or a Swing Line Note.
     “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor under each Rate Protection Agreement and any interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) thereon and all Cash Management Obligations and any interest thereon (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding).
     “Obligor” means, as the context may require, the Borrowers and each other Person (other than a Secured Party) obligated under any Loan Document.
     “Offer to Purchase” shall mean the Company’s offer to purchase dated July 27, 2010 relating to the Existing Notes, as amended or otherwise modified prior to the Closing Date.
     “Organic Document” means, relative to any Obligor, as applicable, its articles or certificate of incorporation, regulations, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.
     “Original Currency” is defined in Section 10.16.
     “Original Revolving Loans” is defined in recitals hereto.
     “Original Term Loans” is defined in recitals hereto.
     “Other Taxes” means any and all present or future stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of or otherwise in connection with any Loan Document.
     “Participant” is defined in clause (d) of Section 10.11.
     “Participating Member State” means each country so described in any EMU Legislation.
     “Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit A to the Security Agreement.
     “Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
     “Patriot Act Disclosures” means all documentation and other information which a Lender, if subject to the Patriot Act, is required to provide pursuant to the applicable section of the Patriot Act and which required documentation and information the Administrative Agent reasonably requests in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
     “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
     “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and as to which the Company or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit I.
     “Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Company or any of its Subsidiaries from any Person of a business in which the following conditions are satisfied:
     (a) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.1.8 and Section 7.2.1);

     (b) the board of directors or other equivalent governing body of such Person shall have approved of such acquisition;
     (c) the Company shall have delivered a certificate certifying that before and after giving effect to such acquisition, the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) as of such earlier date) and no Default has occurred and is continuing; and
     (d) the Company shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4, such pro forma adjustments being reasonably satisfactory to the Administrative Agent.
     “Permitted Receivables Program” means a receivables program providing for the Disposition by the Company or any of its Subsidiaries of trade receivables and related collateral, credit support and similar rights, to a Person who is not a Subsidiary of the Company or is an SPV; provided that:
     (a) the consideration to be received by the Company and its Subsidiaries for any such Disposition consists of cash, contributions to capital, a deferred purchase price evidenced by a deferred purchase price note or, with respect to Dispositions to an SPV, a credit against any interest and/or principal amounts outstanding owed by the Company or any such Subsidiary to such SPV; and
     (b) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of $200,000,000.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Platform” is defined in clause (a) of Section 9.10.
     “Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement, dated as of the Closing Date, executed and delivered by the Company and each U.S. Subsidiary, substantially in the form of Exhibit G hereto, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement.
     “PNC Bank” is defined in the preamble.
     “Prime Rate” means the interest rate per annum announced from time to time by the financial institution then serving as Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by such institution. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

     “Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania or any successor thereto.
     “Prior GAAP Financials” is defined in Section 1.4.
     “Proceeds Reduction Percentage” means, at any time of determination, with respect to a mandatory prepayment in respect of Net Equity Proceeds pursuant to clause (c) of Section 3.1.1, (i) 80%, if the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Administrative Agent was greater than or equal to 3.00:1.00 and (ii) 50%, if the Leverage Ratio set forth in such Compliance Certificate was less than 3.00: 1.00.
     “Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
     “Qualified Counterparty” is defined in the definition of “Rate Protection Agreement.”
     “Quarterly Payment Date” means the first day of January, April, July and October, or, if any such day is not a Business Day, the next succeeding Business Day.
     “Rate Protection Agreement” means, collectively, any agreement with respect to Hedging Obligations (a) entered into by the Company or any Subsidiary under which the counterparty of such agreement is (or at the time such agreement was entered into, was) the Administrative Agent, the Collateral Agent, a Joint Lead Arranger, a Joint Bookrunner, a Lender or any Affiliate of any of the foregoing (each, a “Qualified Counterparty”), and (b) which is set forth on Schedule IV hereto as of the Closing Date or (i) has been designated by such Qualified Counterparty and the Company, by notice to the Administrative Agent and the Collateral Agent not later than 90 days after the execution and delivery thereof, as a Rate Protection Agreement or (ii) which relates to foreign currency exchange rate contracts and has been provided by an institution under a line of credit designated by such Qualified Counterparty and the Company to the Administrative Agent and the Collateral Agent from time to time; provided that the designation of any agreement as a Rate Protection Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under this Agreement or any other Loan Document.
     “Redeemable Stock” means with respect to any Person any Capital Securities of such Person that (a) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Stated Maturity Date; or (b) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the Stated Maturity Date, other than any such repurchase or retirement occasioned by a “change of control” or similar event; provided that Redeemable Stock shall not include the Series A ESOP Convertible Preferred Stock of the Company.
     “Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.
     “Register” is defined in clause (a) of Section 2.8.
     “Reimbursement Obligation” is defined in Section 2.7.3.

     “Release” means a “release”, as such term is defined in CERCLA.
     “Replacement Lender” is defined in Section 4.10.
     “Replacement Notice” is defined in Section 4.10.
     “Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount; provided that the Total Exposure Amount of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
     “Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Company or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Company or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Company or any Subsidiary or otherwise.
     “Revaluation Date” means, with respect to any Credit Extension denominated in an Alternate Currency, each of the following: (a) in connection with the origination of any new Credit Extension, the Business Day which is the earliest of the date such credit is extended or the date the applicable rate is set; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such Loan is extended, converted or continued, or the date the applicable rate is set; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.1.2 or amended in such a way as to modify the Letter of Credit Outstandings; (d) the date of any reduction of any of the Revolving Loan Commitment Amount, the Alternate Currency Commitment Amount or the Letter of Credit Commitment Amount pursuant to the terms of Section 2.2; and (e) such additional dates as the Administrative Agent shall deem necessary. For purposes of determining availability hereunder, the rate of exchange for any Alternate Currency shall be the Spot Rate.
     “Revolving Exposure” means, relative to any Revolving Loan Lender, at any time, (a) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Loans of such Lender at such time, plus (b) such Lender’s Revolving Loan Percentage of the Dollar Equivalent of the Letter of Credit Outstandings, plus (c) such Lender’s Revolving Loan Percentage of the aggregate principal amount outstanding of all Swing Line Loans at such time.
     “Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to clause (a) of Section 2.1.1.
     “Revolving Loan Commitment Amount” means $350,000,000, as such amount may be (a) reduced from time to time pursuant to Section 2.2 and (b) increased from time to time pursuant to Section 2.11.

     “Revolving Loan Commitment Termination Date” means the earliest of:
     (a) the Stated Maturity Date;
     (b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and
     (c) the date on which any Commitment Termination Event occurs.
     Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.
     “Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.
     “Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 10.11. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.
     “Revolving Loans” is defined in Section 2.1.1.
     “Revolving Note” means a promissory note of the Borrowers payable to any Revolving Loan Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.
     “SEC” means the Securities and Exchange Commission.
     “Secured Parties” means, collectively, the Lenders, the Issuers, the Agents, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) the Administrative Agent, the Collateral Agent, a Joint Lead Arranger, a Joint Bookrunner, a Lender or any Affiliate of any of the foregoing, each Cash Management Bank, each Person to whom an Obligor owes a Secured Obligation (as defined in any Loan Document) and (in each case), each of their respective successors, transferees and assigns.
     “Securities Account” means a “securities account” as that term is defined in Section 9-102(a) of the UCC.
     “Senior Note Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee or other right in respect thereof.
     “Senior Notes” means the Company’s 7.875% Senior Notes due 2018, in an initial aggregate principal amount of $250,000,000.
     “Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, and (d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.
     “SPC” is defined in clause (g) of Section 10.11.
     “Spot Rate” means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (in the applicable time zone) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
     “SPV” means Ferro Finance Corporation, an Ohio corporation, and any other Person that is a Subsidiary of the Company that is a special purpose entity, variable interest entity or other bankruptcy remote entity created for the purpose of facilitating a Permitted Receivables Program.
     “Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.
     “Stated Expiry Date” is defined in Section 2.7.
     “Stated Maturity Date” means, with respect to all Revolving Loans, Alternate Currency Loans and Swing Line Loans, the fifth anniversary of the Closing Date.
     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Company.
     “Subsidiary Guarantor” means each Subsidiary that has executed and delivered to the Administrative Agent a Subsidiary Guaranty (including by means of a delivery of a supplement thereto).
     “Subsidiary Guaranty” means, as applicable, the Subsidiary Guaranty (Domestic) or a Subsidiary Guaranty (Foreign).
     “Subsidiary Guaranty (Domestic)” means the subsidiary guaranty, dated as of the Closing Date, executed and delivered by an Authorized Officer of each Subsidiary required to execute it or become a party to it pursuant to the terms hereof, substantially in the form attached as Exhibit F hereto.

     “Subsidiary Guaranty (Foreign)” means each subsidiary guaranty executed and delivered by an Authorized Officer of each Subsidiary of a Designated Borrower guaranteeing the Obligations of such Designated Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
     “Swing Line Lender” means, subject to the terms of this Agreement, PNC Bank and its successors and assigns.
     “Swing Line Loan” is defined in clause (b) of Section 2.1.1.
     “Swing Line Loan Commitment” is defined in clause (b) of Section 2.1.1.
     “Swing Line Loan Commitment Amount” means, on any date, $30,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.
     “Swing Line Note” means a promissory note of the Borrowers payable to the Swing Line Lender, in the form of Exhibit A-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Syndication Agents” are defined in the preamble.
     “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
     “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
     “Tender Offer” means the Company’s tender offer for all of the Existing Notes pursuant to the Offer to Purchase.
     “Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated.
     “Total Debt” means, on any date, without duplication, the outstanding principal amount of all Indebtedness of the Company and its Subsidiaries of the type referred to in clause (a) (which, in the case of the Loans, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Loans denominated in an Alternate Currency), clause (b) (which, in the case of Letter of Credit Outstandings, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Letter of Credit Outstandings denominated in an Alternate currency), clause (c), clause (g), clause (i) and clause (j), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between the Company and its Subsidiaries) and any Contingent Liability in respect of any of the foregoing.
     “Total Exposure Amount” means, on any date of determination (and without duplication), the Dollar Equivalent (determined as of the most recent Revaluation Date) of the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.
     “Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit B to the Pledge and Security Agreement.
     “Transactions” means collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party, (b) the Credit Extensions hereunder and the use of proceeds of the Credit Extensions, (c) the granting of Liens pursuant to the Loan Documents, (d) the Existing Term Loan Refinancing, (e) the Tender Offer, (f) the issuance of the Senior Notes and the consummation of the transactions contemplated by the Senior Note Documents, (g) any other transactions related to or entered into in connection with any of the foregoing and (h) the payment of fees and expenses incurred in connection with or related to the foregoing, including swap termination fees (the “Transaction Costs”).
     “Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht, the Kingdom of Netherlands, on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.
     “type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, a LIBOR Rate Loan or a Daily LIBOR Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.
     “wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Company.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Section 4201(b) of ERISA.

     Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.
     Section 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article, Section, Exhibit or Schedule are references to such Article or Section of such Loan Document or to such Exhibit or Schedule to such Loan Document, and references in any Article, Section, Exhibit, Schedule or definition to any clause are references to such clause of such Article, Section, Exhibit, Schedule or definition.
     Section 1.4 Accounting and Financial Determinations.
     (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Company and its Subsidiaries, in each case without duplication.
     (b) As of any date of determination, for purposes of determining the Fixed Charge Coverage Ratio, Leverage Ratio (and any financial calculations required to be made or included within such ratios or definition, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to the definition of “Permitted Acquisition”), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of (but only if (i) the Net Disposition Proceeds resulting from such Disposition are more than $10,000,000 and (ii) the EBITDA attributable to the Disposed assets or businesses constitutes more than 1% of EBITDA for the four Fiscal Quarter period most recently ended for which financial statements of the Company have been or are being, as the case may be, delivered to the Administrative Agent) by the Company or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Company on a pro forma basis in accordance with GAAP, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in each case (i) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended from time to time, and any successor statute, or having been certified by the Chief Financial Officer of the Company as having been prepared in good faith based upon reasonable assumptions, for the period of four Fiscal Quarters most recently ended for which financial statements of the Company have been or are being, as the case may be, delivered to the Administrative Agent (without giving effect to any cost-savings or adjustments relating to synergies resulting from a Permitted Acquisition except as the Administrative Agent shall otherwise agree) and (ii) giving effect to any such Permitted Acquisition or permitted Disposition as if it had occurred on the first day of such four Fiscal Quarter period. For the avoidance of doubt, for purposes of determining the Leverage Ratio (and any financial calculations required to be made or included within such ratio) on a pro forma basis as of any date of determination, the calculation of such Leverage Ratio shall be made using the amount of Total Debt outstanding as of such date of determination and the amount of EBITDA for the four Fiscal Quarter period most recently ended for which financial statements of the Company have been delivered to the Administrative Agent.
     (c) If the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VII or any related definition for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. In the event of any such notification from the Company or the Administrative Agent and until such notice is withdrawn or such covenant is so amended, the Company will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 7.1.1 (the “Current GAAP Financials”), (i) the financial statements described in such Section based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.
     Section 1.5 Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of Credit Extensions and amounts outstanding hereunder denominated in Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency for purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Administrative Agent. Wherever in this Agreement in connection with a Credit Extension, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Credit Extension is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollars, as determined by the Administrative Agent.
     Section 1.6 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts. Each obligation of the Borrowers hereunder to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Credit Extension in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Credit Extension, at the end of the then current Interest Period. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. References herein to minimum Dollar amounts and integral multiples stated in Dollars, where they shall also be applicable to Alternate Currency, shall be deemed to refer to approximate Alternative Currency Equivalents.
     Section 1.7 American Legal Terms. References to any legal term or concept (including without limitation those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) shall in respect of any jurisdiction other than the United States be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
     Section 1.8 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise expressly provided herein, any reference in this Agreement to any document, instrument or agreement shall mean such document, instrument or agreement as amended, restated, supplemented or otherwise modified from time to time, in each case, subject to and in compliance with any limitations on amendments, restatements, supplements or other modifications thereto set forth in this Agreement. The terms lease and license shall include sub-lease and sub-license, as applicable.
ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT
     Section 2.1 Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.
     Section 2.1.1 Revolving Loans and Swing Line Loans.
     (a) From time to time on any Business Day occurring on and after the Closing Date, but prior to the Revolving Loan Commitment Termination Date, each Lender that has a Revolving Loan Commitment (referred to as a “Revolving Loan Lender”) agrees that it will make loans (relative to such Lender, its “Revolving Loans”, which term shall be deemed to include the Original Revolving Loans, if any, outstanding immediately prior to the effectiveness of this Agreement) (i) to the Company, denominated in Dollars, and (ii) to any Designated Borrower, denominated in an Alternate Currency, in each case, equal to such Lender’s Revolving Loan Percentage of the Dollar Equivalent (determined as of the most recent Revaluation Date) of the aggregate amount of each Borrowing of the Revolving Loans requested by the applicable Borrower to be made on such day; and
     (b) From time to time on any Business Day occurring on and after the Closing Date, but prior to the Revolving Loan Commitment Termination Date, the Swing Line Lender agrees that it will make loans (its “Swing Line Loans”) denominated in Dollars to the Company equal to the principal amount of the Swing Line Loan requested by the Company to be made on such day. The Commitment of the Swing Line Lender described in this clause is herein referred to as its “Swing Line Loan Commitment”.
On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans. No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (i) the Dollar Equivalent of such Lender’s Revolving Exposure would exceed such Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount, (ii) the Dollar Equivalent of the aggregate principal amount of Alternate Currency Loans, together with the Dollar Equivalent of Letters of Credit Outstandings denominated in an Alternate Currency, would exceed the Alternate Currency Commitment Amount, or (iii) the Dollar Equivalent of the aggregate amount of Revolving Loans and Swing Line Loans outstanding together with the Dollar Equivalent of Letters of Credit Outstandings would exceed the Revolving Loan Commitment Amount. Furthermore, the Swing Line Lender shall not be permitted or required to make Swing Line Loans if, after giving effect thereto, (x) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount or (y) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of all Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender’s

Revolving Loan Percentage of the aggregate amount of Letter of Credit Outstandings would exceed the Swing Line Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.
     Section 2.1.2 Letter of Credit Commitment. Each of the parties hereto acknowledges and agrees that the Existing Letters of Credit shall continue as Letters of Credit for all purposes under this Agreement and the Loan Documents. From time to time on any Business Day occurring from the Closing Date but three days prior to the Revolving Loan Commitment Termination Date, the relevant Issuer agrees that it will:
     (a) issue one or more standby letters of credit (relative to such Issuer, its “Letter of Credit”) in Dollars or in an Alternate Currency for the account of any Borrower or any Subsidiary (in which case the Company shall also have reimbursement obligations relating to such Letters of Credit) in the Stated Amount requested by the applicable Borrower on such day; or
     (b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.
No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the Dollar Equivalent (determined as of the most recent Revaluation Date) of the aggregate amount of all Letter of Credit Outstandings would exceed the then existing Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the then existing Revolving Loan Commitment Amount.
     Section 2.2 Reduction of the Commitment Amounts. The Company may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce any Commitment Amount on the Business Day so specified by the Company; provided that all such reductions shall require at least three Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000, provided, further, that the Company shall have the right, upon five Business Days’ written notice to, and the consent (not to be unreasonably withheld or delayed) of, the Administrative Agent, to automatically and without any further action by any Person and notwithstanding anything contained herein to the contrary and subject to the reallocation (or cash collateralization) of Letter of Credit Outstandings and participations in Swing Line Loans pursuant to Section 2.10, to permanently terminate any then unfunded Revolving Loan Commitments of a Defaulting Lender, whereupon such Defaulting Lender shall cease to have any Revolving Loan Commitments hereunder and the Company shall not be permitted to reborrow any outstanding Revolving Loans of such Defaulting Lender that are repaid or prepaid hereunder (and, for the avoidance of doubt, upon any such repayment or prepayment, the Revolving Loan Commitment of such Defaulting Lender corresponding to the amount so repaid or prepaid shall be deemed permanently terminated). Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (i) the Swing Line Loan Commitment Amount, (ii) the Alternate Currency Commitment Amount and (iii) the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount, Alternate Currency Commitment Amount and/or Letter of Credit Commitment Amount (as directed by the Borrowers in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender, any Revolving Loan Lender or any Issuer.

     Section 2.3 Borrowing Procedures. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.
     Section 2.3.1 Borrowing Procedure. In the case of Loans (other than Swing Line Loans), by delivering a Borrowing Request to the Administrative Agent on or before 12 noon on a Business Day, the Borrowers may from time to time irrevocably request, on the proposed date of the Borrowing in the case of Base Rate Loans, or on three Business Days’ notice in the case of LIBOR Rate Loans denominated in Dollars, and in either case not more than five Business Days’ notice, or on no less than five Business Days’, and no more than ten Business Days’ notice in the case of Alternate Currency Loans, that a Borrowing be made, in the case of LIBOR Rate Loans, in a minimum amount of $5,000,000 (or the Dollar Equivalent thereof) and an integral multiple of $1,000,000 (or the Dollar Equivalent thereof), in the case of Base Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $100,000 or, in either case, in the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day and in the Currency specified in such Borrowing Request. In the case of Loans (other than Swing Line Loans), on or before 2:00 p.m. on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Revolving Loan Percentage of the requested Borrowing. Such deposit will be made to the applicable account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the applicable Borrower by wire transfer to the account such Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.
     Section 2.3.2 Swing Line Loans; Participations, etc.
     (a) By telephonic notice to the Swing Line Lender on or before 12:00 noon on a Business Day (promptly confirmed in writing if so requested by the Swing Line Lender), the Borrowers may from time to time irrevocably request that Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000. All Swing Line Loans shall be made as (i) Base Rate Loans and shall not be entitled to be converted into LIBOR Rate Loans or (ii) Daily LIBOR Rate Loans and shall not be entitled to be converted into LIBOR Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the applicable Borrower by wire transfer to the account such Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender. Upon the making of each Swing Line Loan, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Loan Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Swing Line Loan, and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing within one Business Day the Swing Line Lender for Swing Line Loans which have not been reimbursed by the Company in accordance with the terms of this Agreement.
     (b) If (i) any Swing Line Loan shall be outstanding for more than thirty Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when any Borrower requests that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Revolving Loan Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 11:00 a.m. on the first Business Day following receipt by each Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the Revolving Loan Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become an outstanding Revolving Loan and shall no longer be owed as a Swing Line Loan. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (c) In addition to making Swing Line Loans pursuant to the foregoing provisions of this Section 2.3, without the requirement for a specific request from the Borrowers pursuant to Section 2.3.2(a), the Swing Line Lender may make Swing Line Loans to the Borrowers in accordance with the provisions of any agreements between one or more of the Borrowers and the Swing Line Lender relating to the Borrowers’ deposit, sweep and other accounts with the Swing Line Lender and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swing Line Loans made pursuant to this Section 2.3.2(c) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.1, (ii) be subject to any limitations as to individual amount set forth in the Cash Management Agreement, (iii) be payable by the Borrowers, both as to principal and interest, at the times set forth in the Cash Management Agreements (but in no event later than the Revolving Loan Commitment Termination Date), (iv) not be made at any time after the Swing Line Lender has notice of the occurrence and during the continuance of a Default or Event of Default, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Revolving Loan Lender’s obligation to purchase participating interests therein pursuant to Section 2.3.2(b), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.3.
     Section 2.4 Continuation and Conversion Elections. By delivering prior telephonic notice to the Administrative Agent on or before 11:00 a.m. on a Business Day (such notice to be confirmed in writing within 24 hours thereafter by delivery of a Continuation/Conversion Notice), any Borrower may from time to time irrevocably elect:

     (a) on not less than three nor more than five Business Days’ notice, the conversion of any Base Rate Loan into one or more LIBOR Rate Loans denominated in Dollars or the continuation of any LIBOR Rate Loan denominated in Dollars as a LIBOR Rate Loan so denominated; and
     (b) on not less than five nor more than ten Business Days’ notice, the continuation of any LIBOR Rate Loan denominated in an Alternate Currency as a LIBOR Rate Loan denominated in such Alternate Currency;
     provided that any portion of any Loan which is continued or converted hereunder shall be in a minimum amount of $1,000,000 and in an integral multiple amount of $1,000,000; and provided further that in the absence of prior notice (which notice may be delivered telephonically followed by written confirmation within 24 hours thereafter by delivery of a Continuation/Conversion Notice) with respect to any LIBOR Rate Loan denominated in Dollars at least three Business Days (or, with respect to any LIBOR Rate Loan denominated in an Alternate Currency, at least five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a Base Rate Loan; provided that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBOR Rate Loans when any Default has occurred and is continuing.
     Section 2.5 Alternate Currency Loans.
     (a) If any Borrower requests a Borrowing in an Alternate Currency, or if pursuant to any Continuation/Conversion Notice a Borrower elects to continue any LIBOR Rate Loan denominated in an Alternate Currency, the Administrative Agent shall in the notice given to the Revolving Loan Lenders pursuant to Section 2.3 or Section 2.4, as the case may be, give details of such request or election including, without limitation, as the case may be, the aggregate principal amount of the Borrowing in such Alternate Currency to be made by each Lender pursuant to the terms of this Agreement or the aggregate principal amount of such LIBOR Rate Loans to be continued by each Lender pursuant to the terms of this Agreement.
     (b) Each Lender shall be treated as having confirmed that the Alternate Currency requested, or elected by the applicable Borrower to be continued, is Available to it unless no later than 9:00 a.m. on the same Business Day of the requested Borrowing or the proposed continuation it shall have notified the Administrative Agent that such Alternate Currency is not Available.
     (c) In the event that the Administrative Agent has received notification from any of the Lenders that the Alternate Currency requested or elected by the applicable Borrower to be continued is not Available, then the Administrative Agent shall notify such Borrower and the Lenders no later than 10:00 a.m. on the same Business Day of the proposed Borrowing or proposed continuation.
     (d) If the Administrative Agent notifies a Borrower pursuant to clause (c) above that any of the Lenders has notified the Administrative Agent that the Alternate Currency requested or elected by such Borrower to be continued or converted is not Available, such notification shall (i) in the case of any Borrowing Request, revoke such Borrowing Request and (ii) in the case of any Continuation/Conversion Notice, such continuation/conversion with respect thereto shall be deemed withdrawn and such Alternate Currency Loans shall be redenominated into Base Rate Loans. The Administrative Agent will promptly notify the Borrowers and the Lenders of any such redenomination and in such notice by the Administrative Agent to each Lender the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Alternate Currency Loans as of the Revaluation Date with respect thereto and such Lender’s Revolving Loan Percentage thereof.
     (e) Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Required Lenders, all or any part of any outstanding Alternate Currency Loans shall be redenominated and converted into Base Rate Loans on the last day of the Interest Period with respect to any such Alternate Currency Loans. The Administrative Agent will promptly notify the applicable Borrowers and the applicable Revolving Loan Lenders, as the case may be, of any such redenomination and conversion request.
     Section 2.6 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Rate Loan; provided that such LIBOR Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBOR Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4 it shall be conclusively assumed that each Lender elected to fund all LIBOR Rate Loans by purchasing deposits in the relevant Currency in its Domestic Office’s interbank eurodollar market. Each Lender may, at its option, make any Loan available to any Designated Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Alternate Currency Loan in accordance with the terms of this Agreement.
     Section 2.7 Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 12:00 noon on a Business Day, the Borrowers may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the relevant Issuer, in its sole discretion), that an Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrowers and approved by such Issuer, solely for the purposes described in Section 7.1.7. Upon receipt of an Issuance Request, the Administrative Agent shall notify the Borrower and the Issuer whether, after giving effect to the issuance of the applicable Letter of Credit, (i) the Dollar Equivalent (determined as of the most recent Revaluation Date) of the aggregate amount of all Letter of Credit Outstandings would exceed the then existing Letter of Credit Commitment Amount and (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the then existing Revolving Loan Commitment Amount. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) five Business Days prior to the Revolving Loan Commitment Termination Date and (ii) (unless otherwise agreed to by an Issuer, in its sole discretion), thirteen months from the date of its issuance; provided that any Letter of Credit may provide for renewal periods of up to one year so long as such renewal periods do not exceed the date set forth in clause (i). Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues. Notwithstanding the foregoing, all Letters of Credit issued hereunder shall be subject to the customary procedures of the applicable Issuer.
     Section 2.7.1 Other Lenders Participation. Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such

Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing the Issuer within one Business Day of receiving notice from the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrowers in accordance with Section 2.7.2 and Section 2.7.3 (with the terms of this Section surviving the termination of this Agreement). In addition, such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3(b)) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Loan Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Disbursement.
     Section 2.7.2 Disbursements. An Issuer will notify the applicable Borrower and the Administrative Agent promptly of the presentment of any drawing under a Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. on the Business Day following the Disbursement Date, the applicable Borrower will reimburse the Administrative Agent, for the account of the applicable Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, such payments to be made in Dollars (and in the amount which is the Dollar Equivalent of any such payment or disbursement made or denominated in an Alternate Currency) together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is a Borrower or a Subsidiary).
     Section 2.7.3 Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrowers under Section 2.7.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse an Issuer, each Revolving Loan Lender’s obligation under Section 2.7.1 to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers or such Revolving Loan Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate); provided that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrowers or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer.
     Section 2.7.4 Cash Collateralization. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrowers of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

     (a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrowers or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and
     (b) the Borrowers shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers.
Amounts payable by the Borrowers pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrowers all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.
     Section 2.7.5 Nature of Reimbursement Obligations. The Borrowers, each other Obligor and, to the extent set forth in Section 2.7.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:
     (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuer shall have been notified thereof);
     (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
     (c) failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to demand payment under a Letter of Credit or any other claim of the Borrowers against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any such transferee;
     (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
     (e) any loss or delay in-the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit;
     (f) errors in interpretation of technical terms;
     (g) the misapplication or non-application by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or
     (h) any consequences arising from causes beyond the control of such Issuer, including any governmental acts and none of the above shall affect or impair, or prevent the vesting of, any of such Issuer’s rights or powers hereunder.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Revolving Loan Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each Lender, and shall not put such Issuer under any resulting liability to any Obligor or any Lender, as the case may be.
Without limiting the generality of the foregoing, each Issuer (i) may rely on any oral or other communication believed in good faith by such Issuer to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuer; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuer in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
     Section 2.8 Register; Notes. The Register shall be maintained on the following terms.
     (a) The Borrowers hereby designate the Administrative Agent to maintain a register (the “Register”) on which the Administrative Agent will record the applicable Commitment of each Lender, the applicable Loans made by each Lender and each repayment in respect of the principal amount of such Loans, annexed to which the relevant Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
     (b) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to, such Lender in a maximum principal amount equal to such Lender’s Revolving Loan Percentage of the original applicable Commitment Amount. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.
     Section 2.9 Designated Borrowers.
     (a) The Company may at any time, upon not less than thirty Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate one or more wholly-owned Subsidiaries organized under the laws of The Kingdom of the Netherlands (each an “Applicant Borrower”), as a Designated Borrower to receive Alternate Currency Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed notice and agreement in substantially the form of Exhibit H-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to become a Designated Borrower the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. Promptly following receipt of all such documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H-2 (a “Designated Borrower Notice”) to the Company, the Issuer and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Alternate Currency Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.
     (b) To the extent each Foreign Subsidiary and each Designated Borrower has not already executed a Subsidiary Guaranty and granted and perfected Liens over its assets to secure all of the Obligations, each Designated Borrower will cause each of its Subsidiaries to execute a Subsidiary Guaranty (Foreign) guaranteeing the Obligations of such Designated Borrower and each Designated Borrower will and will cause each of its Subsidiaries to execute any documentation and take all other actions deemed reasonably necessary by the Collateral Agent to secure the Obligations of such Designated Borrower and such Subsidiaries hereunder or under such Subsidiary Guaranty (Foreign), as applicable and grant Liens on such Person’s assets, in a manner and to the extent that a U.S. Subsidiary is required to secure its Obligations under the Subsidiary Guaranty (Domestic) pursuant to the terms hereof and the Subsidiary Guaranty (Domestic) and will otherwise comply with Section 7.1.8.
     (c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Alternate Currency Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
     (d) The Company may from time to time, upon not less than thirty Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Alternate Currency Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Alternate Currency Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Issuer and the Lenders of any such termination of a Designated Borrower’s status.
     Section 2.10 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Loan Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Loan Lender is a Defaulting Lender:
     (a) If a Revolving Loan Lender has any Letter of Credit Outstandings (other than any Letter of Credit Outstandings described in clause (b) of the definition thereof that have been funded by such Defaulting Lender) or if Swing Line Loans are outstanding at any time such Revolving Loan Lender is a Defaulting Lender then:
     (i) all or any part of such Letter of Credit Outstandings (other than any Letter of Credit Outstandings described in clause (b) of the definition thereof that have been funded by such Defaulting Lender) and/or participations in Swing Line Loans shall be reallocated among the Revolving Loan Lenders that are not Defaulting Lenders in accordance with their respective Revolving Loan Percentage of the Letter of Credit Outstandings and/or participations in Swing Line Loans but only to the extent (x) the sum of (1) the principal amount of outstanding Revolving Loans of all Revolving Loan Lenders that are not Defaulting Lenders, (2) the Letter of Credit Outstandings of all Revolving Loan Lenders that are not Defaulting Lenders and (3) the participations in outstanding Swing Line Loans of all Revolving Loan Lenders that are not Defaulting Lenders, including their pro rata shares of the Defaulting Lender’s Letter of Credit Outstandings (other than any Letter of Credit Outstandings described in clause (b) of the definition thereof that have been funded by such Defaulting Lender) and participations in outstanding Swing Line Loans, does not exceed the total Revolving Loan Commitments of all Revolving Loan Lenders that are not Defaulting Lenders, (y) the sum of (1) the principal amount of outstanding Revolving Loans of any Revolving Loan Lender that is not a Defaulting Lender, (2) the Letter of Credit Outstandings of such Revolving Loan Lender that is not a Defaulting Lender and (3) the participations in outstanding Swing Line Loans of such Revolving Loan Lender that is not a Defaulting Lender, including its pro rata share of the Defaulting Lender’s allocated Letter of Credit Outstandings (other than any Letter of Credit Outstandings described in clause (b) of the definition thereof that have been funded by such Defaulting Lender) and/or Swing Line Loans, does not exceed the Revolving Loan Commitment of such Revolving Loan Lender that is not a Defaulting Lender, and (z) the conditions set forth in Section 5.2.1 are satisfied at such time;

     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall, within ten Business Days following notice by the Administrative Agent, deposit cash collateral in an amount equal to such Defaulting Lender’s Letter of Credit Outstandings (other than any Letter of Credit Outstandings described in clause (b) of the definition thereof that have been funded by such Defaulting Lender) and participations in Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (i) above) into a cash collateral account maintained with (and subject to documentation reasonably satisfactory to) the Collateral Agent for the benefit of the Secured Parties (and over which the Collateral Agent shall have a first priority perfected Lien), for so long as such Letter of Credit Outstandings and/or participations in Swing Line Loans are outstanding; and
     (iii) if the Letter of Credit Outstandings of the Revolving Loan Lenders that are not Defaulting Lenders are reallocated pursuant to this Section 2.10(a), then the fees payable to the Revolving Loan Lenders pursuant to Section 3.3.3 shall be adjusted in accordance with such Revolving Loan Lenders’ Revolving Loan Percentage.
     (b) So long as any Revolving Loan Lender is a Defaulting Lender, (i) the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Revolving Loan Lenders that are not Defaulting Lenders or cash collateral will be provided by the Company satisfactory to the Administrative Agent and the Issuer, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Revolving Loan Lenders that are not Defaulting Lenders in a manner consistent with Section 2.10(a)(i) (and Defaulting Lenders shall not participate therein) and any unallocated Letter of Credit Outstandings of the Defaulting Lender shall be cash collateralized, and (ii) the Swing Line Lender shall not be required to make Swing Line Loans, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Revolving Loan Lenders that are not Defaulting Lenders or cash collateral will be provided by the Company satisfactory to the Administrative Agent and the Swing Line Lender, and participating interests in any newly made Swing Line Loans shall be allocated among Revolving Loan Lenders that are not Defaulting Lenders in a manner consistent with Section 2.10(a)(i) (and Defaulting Lenders shall not participate therein) and any unallocated participations in Swing Line Loans of the Defaulting Lender shall be cash collateralized.
     In the event that the Administrative Agent, the Company, the Issuer and the Swing Line Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Revolving Loan Lender to be a Defaulting Lender, then the Letter of Credit Outstandings and/or participations in Swing Line Loans of the Revolving Loan Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments, and on such date the Administrative Agent shall return to the Company any cash collateral that has been granted pursuant to this Section 2.10.
     Section 2.11 Increases in Revolving Loan Commitments.
     Pursuant to the following terms, the Company may, by written notice to the Administrative Agent from time to time, request an increase in the Revolving Loan Commitment Amount in an amount not to exceed the Additional Revolving Loan Amount from one or more financial institutions, each of which shall be Eligible Assignees and subject to the approval of the Administrative Agent (not to be unreasonably withheld or delayed).

     (a) Such written notice shall set forth (a) the amount of the increase in the Revolving Loan Commitment Amount being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000 or such lesser amount equal to the remaining Additional Revolving Loan Amount) and (b) the date on which such increase in the Revolving Loan Commitment Amount is requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice).
     (b) The Company may seek additional Revolving Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and other Eligible Assignees (each of which shall be subject to the consent of the Administrative Agent, not to be unreasonably withheld or delayed) which will become Revolving Loan Lenders in connection therewith. The Borrower and each Person providing an additional Revolving Loan Commitment shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the additional Revolving Loan Commitment of each such Person. The terms and provisions of additional Revolving Loans made under such additional Revolving Loans Commitments shall be identical to those of the existing Revolving Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each increase in the Revolving Loan Commitment Amount. Each of the parties hereto hereby agrees that, upon the effectiveness of any increase in the Revolving Loan Commitment Amount, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the increase in the Revolving Loan Commitment Amount, and the Administrative Agent and the Company may revise this Agreement to evidence such amendments. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Company, take any and all action (including pursuant to amendments as specified in this Section 2.11) as may be reasonably necessary to ensure that, upon the effectiveness of each increase in the Revolving Loan Commitment Amount, (i) all Borrowings and repayments thereunder shall be made on a pro rata basis and (ii) all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments.
     (c) Notwithstanding the foregoing, no increase in the Revolving Loan Commitment Amount shall become effective under this Section 2.11 unless (i) on the date of such effectiveness, (x) the conditions set forth in clauses (a) and (b) of Section 5.2.1 shall be satisfied and (y), on a pro forma basis and for the most recent determination period, each of the financial covenants set forth in Section 7.2.4 shall be satisfied, and the Administrative Agent shall have received a certificate to this effect dated such date and executed by the applicable Designated Borrower’s Secretary or Assistant Secretary, managing member or general partner, as applicable, and (ii) the Administrative Agent and the Eligible Assignee providing such additional Revolving Loan Commitments shall have received the fees and expenses owing in respect of such increase.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     Section 3.1 Repayments and Prepayments; Application. The Borrowers agree that the Loans shall be repaid and prepaid pursuant to the following terms.
     Section 3.1.1 Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

     (a) From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any:
     (i) Loans (other than Swing Line Loans); provided that:
     (A) any such prepayment shall be made pro rata among Loans of the same type and denominated in the same Currency, if applicable, having the same Interest Period of all Lenders that have made such Loans;
     (B) no such prepayment of any LIBOR Rate Loan may be made on any day other than the last day of the Interest Period for such Loan unless payments required, if any, pursuant to Section 4.4 are made; and
     (C) all such voluntary partial prepayments shall, in the case of Base Rate Loans, be in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000, and in the case of LIBOR Rate Loans, be in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000; and
     (ii) Swing Line Loans; provided that (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $500,000 and an integral multiple of $100,000; and (C) no such prepayment of any Daily LIBOR Rate Loans may be made on any day other than the maturity date for such Loan unless payments required, if any, pursuant to Section 4.4 are made.
     (b) On each date when the aggregate Revolving Exposure of all Revolving Loan Lenders exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrowers shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both) and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.
     (c) Concurrently with the receipt by the Company of any Net Equity Proceeds, the Company shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to the product of (i) such Net Equity Proceeds multiplied by (ii) the applicable Proceeds Reduction Percentage, to be applied as set forth in Section 3.1.2.
     (d) Concurrently with the receipt by the Company or any Subsidiary of any Net Debt Proceeds, the Company shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds, to be applied as set forth in Section 3.1.2.
     (e) With respect to Net Disposition Proceeds and Net Casualty Proceeds, within five Business Days following receipt by the Company or any Subsidiary of any Net Disposition Proceeds resulting from Dispositions made pursuant to clause (c) of Section 7.2.8 or any Net Casualty Proceeds, the Company shall deliver to the Administrative Agent a calculation of the amount of such proceeds and the Company shall make, or cause to be made, a mandatory prepayment of the Loans as set forth in Section 3.1.2 in an amount equal to 100% of such Net Disposition Proceeds or Net Casualty Proceeds; provided that upon written notice by the Company to the Administrative Agent not more than five Business Days following receipt of any Net Disposition Proceeds resulting from a Disposition or series of related Dispositions or receipt of any Net Casualty Proceeds (in each case, so long as no Default has occurred and is continuing), such proceeds may be retained by the Company and its Subsidiaries (which retained proceeds (i) shall be excluded from the prepayment requirements of this clause and (ii) may, in the Company’s discretion, be used to repay the outstanding Revolving Loans without a corresponding permanent reduction of the Revolving Loan Commitment Amount pending reinvestment in accordance with the terms hereof) if:
     (A) the Company informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of the Subsidiary Guarantors to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties; provided that such acquired assets or properties are owned by the Company or a Subsidiary, the Capital Securities of which has been pledged to the Collateral Agent for the benefit of the Secured Parties (and, with respect to such Capital Securities, over which the Collateral Agent shall have a first priority perfected Lien) pursuant to the terms hereof and the other Loan Documents, consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment); and
     (B) within one year following the receipt of such Net Disposition Proceeds or within 180 days following receipt of such Net Casualty Proceeds, such proceeds are applied or committed to such application.
The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after such one year or 180 day period, as applicable, shall be applied to prepay the Loans as set forth in Section 3.1.2. Notwithstanding the foregoing, in the event that the application of Net Disposition Proceeds or Net Casualty Proceeds by any Foreign Subsidiary to repay the Loans as required by this clause would result in a materially increased Tax liability for the Company (as reasonably determined by the Company in consultation with the Administrative Agent), such Foreign Subsidiary shall not be required to apply such Net Disposition Proceeds or such Net Casualty Proceeds to prepay the Loans.
     (f) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).
Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.
     Section 3.1.2 Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.
     (a) Subject to clause (b) and clause (c) set forth below, each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBOR Rate Loans.
     (b) Each prepayment of the Revolving Loans made pursuant to Section 3.1.1 shall be applied to the repayment of any outstanding Revolving Loans (without a corresponding reduction to the Revolving Loan Commitment Amount).

     (c) If the amount of any mandatory prepayment to be applied to outstanding Revolving Loans is in excess of the total amount of outstanding Revolving Loans at the time of such prepayment, such excess amount may be retained by the Company and the Subsidiaries to be used for general corporate purposes to the extent not otherwise prohibited by this Agreement. The Company shall give prior written notice to the Administrative Agent of any mandatory prepayment made in connection with clause (d) of Section 3.1.1 (including the date and an estimate of the aggregate amount of such mandatory prepayment) at least five Business Days prior thereto; provided that the failure to give such notice shall not relieve the Company of its obligations to make such mandatory prepayments.
     Section 3.2 Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.
     Section 3.2.1 Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrowers may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:
     (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; provided that Swing Line Loans made as Base Rate Loans shall always accrue interest at the Alternate Base Rate plus the then effective Applicable Margin for Revolving Loans maintained as Base Rate Loans;
     (b) on that portion maintained from time to time as a Daily LIBOR Rate Loan, equal to the sum of the Daily LIBOR Rate from time to time in effect plus the Applicable Margin for LIBOR Rate Loans; and
     (c) on that portion maintained as a LIBOR Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate applicable to the Currency in which such Loans are denominated for such Interest Period plus the Applicable Margin.
All LIBOR Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Rate Loan.
     Section 3.2.2 Post-Default Rates. After the date any Event of Default has occurred and for so long as such Event of Default is continuing, each Borrower, as applicable, shall pay (in the applicable Currency), at the election of the Administrative Agent or the Required Lenders, but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Obligations (other than any Hedging Obligations or Cash Management Obligations) at a rate per annum equal to (a) in the case of principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and such other monetary Obligations, the Alternate Base Rate from time to time in effect, plus the Applicable Margin for Loans accruing interest at the Alternate Base Rate, plus a margin of 2% per annum.
     Section 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

     (a) on the Stated Maturity Date therefor;
     (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
     (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Closing Date;
     (d) with respect to LIBOR Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);
     (e) with respect to any Base Rate Loans converted into LIBOR Rate Loans, on a day when interest would not otherwise have been payable pursuant to clause (c) on the date of such conversion;
     (f) with respect to any Daily LIBOR Rate Loan, at the end of each month; and
     (g) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.
Interest accrued on Loans or other monetary Obligations (other than Hedging Obligations and Cash Management Obligations) after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
     Section 3.3 Fees. The Company agrees to pay the fees set forth below. All such fees shall be non-refundable.
     Section 3.3.1 Commitment Fees. The Company agrees to pay to the Administrative Agent for the account of each Revolving Loan Lender (other than Defaulting Lenders), for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) commencing on the Closing Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Revolving Loan Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings). The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Company to the Lenders; provided that only for purposes of calculating such commitment fee payable to a Revolving Loan Lender that is also the Swing Line Lender, the outstanding amount of Swing Line Loans shall be deemed to be borrowed amounts under such Revolving Loan Lender’s Revolving Loan Commitment. All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Company in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Closing Date, and on the Revolving Loan Commitment Termination Date.
     Section 3.3.2 Administrative Agent’s Fee. The Company agrees to pay to PNC Bank and its affiliates, for their own respective accounts, the fees in the amounts and on the dates set forth in the Engagement Letter.
     Section 3.3.3 Letter of Credit Fees.
     (a) The Borrowers agree to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each Revolving Loan Lender (other than Defaulting Lenders), a Letter of Credit fee in a per annum amount equal to the then effective Applicable Margin for

Revolving Loans maintained as LIBOR Rate Loans, multiplied by the Stated Amount of each such Letter of Credit made in respect of the Revolving Loan Commitment, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each such Letter of Credit and on the Revolving Commitment Termination Date, in each case such fee being paid in the currency in which the applicable Letter of Credit was issued.
     (b) The Borrowers agree to pay directly to each Issuer a fee in respect of each Letter of Credit issued by it (a “Fronting Fee”), computed for each day at a rate per annum equal to 0.125% of the Stated Amount of such Letter of Credit issued by such Issuer which is outstanding on such day, together customary issuance and administration fees of the Issuer. Accrued Fronting Fees and such customary issuance and administration fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Stated Maturity Date for Revolving Loans (to the extent such Letter of Credit remains outstanding).
All Letter of Credit fees payable pursuant to this Section shall be calculated on a year comprised of 360 days.
ARTICLE IV
CERTAIN LIBOR RATE AND OTHER PROVISIONS
     Section 4.1 LIBOR Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBOR Rate Loan, the obligations of such Lender to make, continue or convert any such LIBOR Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and (a) all outstanding LIBOR Rate Loans denominated in Dollars payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion, and (b) all LIBOR Rate Loans denominated in any Alternate Currency shall automatically become due and payable at the end of the then current Interest Periods with respect thereto or sooner, if required by applicable law.
     Section 4.2 Deposits Unavailable. If the Administrative Agent shall have determined that:
     (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or
     (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Rate Loans denominated in any Currency;
then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBOR Rate Loans denominated in such Currency shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
     Section 4.3 Increased LIBOR Rate Loan Costs, etc. The Borrowers agree to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBOR Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6 respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.
     Section 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make any Swing Line Loan as a Daily LIBOR Rate Loan or to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Rate Loan) as a result of
     (a) any (i) conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, or (ii) repayment or prepayment of any Daily LIBOR Rate Loan on a date other than the applicable maturity date thereof, in each case, whether pursuant to Article III or otherwise;
     (b) any Loans not being made as LIBOR Rate Loans or Daily LIBOR Rate Loans in accordance with the Borrowing Request therefor; or
     (c) any Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the Continuation/Conversion Notice therefor;
then, upon the written notice of such Lender to the Borrowers, the Borrowers shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.
     Section 4.5 Increased Capital Costs.
     (a) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrowers, the Borrowers shall within five Business Days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the

Borrowers. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
     (b) Further, if any Change in Law subjects any Secured Party or any Person controlling such Secured Party to any Tax with respect to this Agreement or any obligation or right hereunder, or changes the basis of taxation of payments to such Secured Party or any person controlling such Secured Party in respect thereof, (except for (i) Taxes which are indemnifiable or otherwise covered by Section 4.6, and (ii) the imposition of, or any change in the rate of, (x) any net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office or (y) Taxes which would be indemnifiable under Section 4.6 but for Section 4.6(f)), the Company shall pay to such party additional amounts sufficient to compensate such party for such Tax.
     Section 4.6 Taxes. The Company covenants and agrees as follows with respect to Taxes.
     (a) Any and all payments by or on behalf of the Borrowers under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:
     (i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount payable by the Borrower shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and
     (ii) the Borrowers shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i) of this Section) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.
     (b) In addition, the Borrowers shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.
     (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrowers shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.
     (d) Subject to clause (f), the Company, shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Administrative Agent or such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Administrative Agent or any Secured Party, the Company shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that no Secured Party shall be under any obligation to provide any such notice to the Company). In addition, the Company shall indemnify the Administrative Agent and each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrowers to pay any

Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Administrative Agent or any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Administrative Agent or such Secured Party makes written demand therefor. The Borrowers acknowledge that any payment made to the Administrative Agent or any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrowers provided in this clause (d) shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.
     (e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to the Company and the Administrative Agent, either (i) two duly completed copies of either (x) IRS Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) IRS Form W-8ECI, W-8EXP or W-8IMY (together with any required attachments), or in any case an applicable successor form; or (ii) (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of IRS Form W-8BEN or applicable successor form.
     (f) No Borrower shall be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrowers the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that the Borrowers shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrowers or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an assignee Lender that becomes an assignee Lender as a result of an assignment made at the request of the Borrowers.

     Section 4.7 Payments, Computations; Proceeds of Collateral, etc.
     (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 12:00 noon on the date due in same day or immediately available funds, in the applicable Currency, to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall, in the sole discretion of the Administrative Agent, be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBOR Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days); provided that to the extent the current market practice is to compute interest and/or fees in respect of any Alternate Currency or any Loan denominated in any Alternate Currency in a manner other than as set forth above, all interest and fees hereunder shall be computed on the basis of such market practice, as certified to the Borrowers by the Administrative Agent. Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
     (b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon, all or any part of the collateral securing the Obligations, which proceeds shall be paid over to the Administrative Agent) or under applicable law shall be applied upon receipt by the Administrative Agent to the Obligations as follows:
     (i) first ratably to the payment of all Obligations owing to the Agents, in their capacity as Agents (including the fees and expenses of counsel to the Agents),
     (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash,
     (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings, the Cash Management Obligations and the credit exposure owing to Secured Parties under Rate Protection Agreements,
     (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and

     (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.
For purposes of clause (b)(iii), the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.
     Section 4.8 Sharing of Payments. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, if any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrowers agree that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.
     Section 4.9 Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in Section 8.1.1 or clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

     Section 4.10 Removal of Lenders. If any Lender (an “Affected Lender”) (a) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, (b) makes a demand upon the Company for (or if the Company is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Company than with respect to the other Lenders), or gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender’s LIBOR Rate Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBOR Rate Loans, or (c) becomes a Defaulting Lender, the Company may, within 30 days of such consent by the Required Lenders, such receipt by the Company of such demand or notice or such Lender becoming a Defaulting Lender, as the case may be, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, Commitments and/or Notes to an Eligible Assignee (a “Replacement Lender”) designated in such Replacement Notice; provided that no Replacement Notice may be given by the Company if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default (other than, in the case of the replacement of a Defaulting Lender, as a result of the failure of the Company to satisfy its cash collateralization obligations pursuant to Section 2.10(a)(ii)) shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6. If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Company and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11, the portion of its Commitments, Loans, Notes (if any) and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the Replacement Notice to such Replacement Lender; provided that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (ii) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice and/or its Revolving Loan Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder and (iii) the Company shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 10.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.
     Section 4.11 Guaranty by the Company. The Company acknowledges and agrees that, whether or not specifically indicated as such in a Loan Document, all Designated Borrower Obligations shall be joint and several Obligations of the Company, and in furtherance of such joint and several Obligations, the Company hereby irrevocably guarantees the payment of all Designated Borrower Obligations of each Designated Borrower as set forth below.

     Section 4.11.1 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Designated Borrower Obligations. This guaranty constitutes a guaranty of payment when due and not of collection, and the Company specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Company hereunder.
     Section 4.11.2 Guaranty Absolute, etc. The guaranty agreed to above shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date. The Company guarantees that the Designated Borrower Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Designated Borrower Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Company under this Agreement shall be joint and several, absolute, unconditional and irrevocable irrespective of: (a) any lack of validity, legality or enforceability of any Loan Document; (b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Designated Borrower Obligations; (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Designated Borrower Obligations, or any other extension, compromise or renewal of any Designated Borrower Obligation; (d) any reduction, limitation, impairment or termination of any Designated Borrower Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Company hereby waives any right to or claim of) any defense (including any defense under or in connection with any decree) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Designated Borrower Obligations or otherwise; (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document; (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Designated Borrower Obligations; or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.
     Section 4.11.3 Reinstatement, etc. The Company agrees that its guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Designated Borrower Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Designated Borrower, any other Obligor or otherwise, all as though such payment had not been made.
     Section 4.11.4 Waiver, etc. The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.
     Section 4.11.5 Postponement of Subrogation, etc. Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date. Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by such Borrower (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided that (a) if any Borrower has made payment to the Secured Parties of all or any part of the Obligations; and (b) the Termination Date has occurred; then at such Borrower’s request, the Collateral Agent, (on behalf of the Secured Parties) will, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date each Borrower shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to any Secured Party.
ARTICLE V
CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSION
     The effectiveness of the amendment and restatement of the Existing Credit Agreement shall be subject to the prior or concurrent satisfaction of each of the following conditions precedent:
     Section 5.1 Effectiveness. On the Closing Date:
     Section 5.1.1 Resolutions, etc. The Administrative Agent shall have received from the Company (i) a copy of good standing certificates, dated a date reasonably close to the Closing Date, for the Company and each other Obligor and (ii) a certificate, dated as of the Closing Date duly executed and delivered by each Obligor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to:
     (a) resolutions of such Person’s board of directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Transactions applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;
     (b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
     (c) the full force and validity of each Organic Document of such Person (and copies of all amendments thereof, if any, since the Closing Date);
upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.
     Section 5.1.2 Organization and Capital Structure. The organizational structure and capital structure of the Company and its Subsidiaries shall be as set forth in Item 5.1.2 of the Disclosure Schedule.

     Section 5.1.3 Closing Date Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of each Borrower, in which certificate such Borrower shall agree and acknowledge that the statements made herein shall be deemed to be true and correct representations and warranties of such Borrower in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) (the “Closing Date Certificate”). All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.
     Section 5.1.4 Senior Notes; Payment of Outstanding Indebtedness. The Existing Term Loan Refinancing shall have been effected and the Administrative Agent shall have received satisfactory evidence that (i) the Company’s issuance of the Senior Notes and its receipt of the proceeds thereof (subject to deductions for customary fees, commissions, expenses and the like) shall have been consummated and (ii) the Existing Credit Agreement shall have been amended as provided hereby. After giving effect to the Transactions, the Company and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit hereunder, (ii) the Notes and (iii) other Indebtedness permitted under Section 7.2.2.
     Section 5.1.5 Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrowers.
     Section 5.1.6 Solvency. The Administrative Agent shall have received a solvency certificate, dated as of the Closing Date and duly executed and delivered by the chief financial officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.
     Section 5.1.7 No Litigation. The Administrative Agent shall have received a certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all requisite governmental authorities and third parties shall have approved or consented to the Transactions to the extent required or to the extent failure to obtain such approvals or consents would not reasonably be expected to cause a Material Adverse Effect, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to materially restrain, prevent or impose burdensome conditions on the Transactions.
     Section 5.1.8 Guarantees. The Administrative Agent shall have received the Subsidiary Guaranty (Domestic), dated as of the Closing Date and duly executed and delivered by an Authorized Officer of each U.S. Subsidiary and each Foreign Subsidiary to the extent required by Section 7.1.8.
     Section 5.1.9 Pledge and Security Agreement.
     (a) The Administrative Agent shall have received the Pledge and Security Agreement, dated as of the Closing Date and duly executed and delivered by the Company and each U.S. Subsidiary (other than an SPV), together with (in each case except as described in Section 7.1.12):
     (i) certificates (in the case of Capital Securities that are securities (as defined in the UCC) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in its U.S. Subsidiaries (other than an SPV) and except for the Excluded Subsidiaries, the issued and outstanding Voting Securities of each Foreign Subsidiary (together with all the issued and outstanding non-voting Capital Securities of such Foreign Subsidiary ) directly owned by the Company or any U.S. Subsidiary to the extent the total Voting Securities of any Foreign Subsidiary delivered does not exceed 65% of the outstanding total Voting Securities of such Foreign Subsidiary unless such stock pledge would not result in materially adverse tax consequences to the Company or a U.S. Subsidiary, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Capital Securities that are uncertificated securities (as defined in the UCC)), confirmation and evidence reasonably satisfactory to the Agents that the security interest therein has been transferred to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;
     (ii) Filing Statements suitable in form for naming the Company and each Subsidiary Guarantor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Pledge and Security Agreement;
     (iii) a Perfection Certificate with respect to the Obligors dated the Closing Date and duly executed by an Authorized Officer of the Company, and shall have received the results of a search of the UCC filings (or equivalent filings) made with respect to the Obligors in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.2.3 or have been or will be contemporaneously released or terminated.
     Section 5.1.10 Intellectual Property Security Agreements. The Administrative Agent shall have received a Patent Security Agreement, a Copyright Pledge and Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date and duly executed and delivered by each Obligor that, pursuant to the Pledge and Security Agreement, is required to provide such intellectual property security agreements to the Collateral Agent.
     Section 5.1.11 UCC Financing Statements. All Uniform Commercial Code financing statements or other similar financing statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to a filing service company acceptable to the Agents.
     Section 5.1.12 Insurance. The Administrative Agent shall have received a certificate, reasonably satisfactory to the Administrative Agent, from the Company’s insurance broker(s), dated as of (or a date reasonably near) the Closing Date relating to each insurance policy required to be maintained pursuant to Section 7.1.4, identifying types of insurance and insurance limits of each such insurance policy and naming the Collateral Agent as additional insured and/or loss payee on behalf of the Secured Parties to the extent required under Section 7.1.4.

     Section 5.1.13 Mortgages. Except for the properties listed on Schedule III, the Administrative Agent shall have received, at the Collateral Agent’s sole option, (i) Mortgages, each dated as of the Closing Date and duly executed and delivered by the applicable Obligor, for all real property owned by the Company or any U.S. Subsidiary (the “Mortgaged Property”) or (ii) modifications to the existing Mortgages, each dated as of the Closing Date and duly executed and delivered by the applicable Obligor, for all Mortgaged Property, as the Collateral Agent requires, together with:
     (a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage or each modification to the existing Mortgages, as applicable, as may be necessary or, in the opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien against the properties purported to be covered thereby;
     (b) at the Collateral Agent’s sole option, (i) ALTA mortgagee title insurance policies in favor of the Collateral Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers (the “Title Company”), satisfactory to the Agents, with respect to the property purported to be covered by each Mortgage, insuring that title to such property is marketable and that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Administrative Agent, and, if required by the Administrative Agent and if available, (A) revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement and such other endorsements as the Administrative Agent shall request, (B) affirmative insurance and such reinsurance as the Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Collateral Agent, and (C) evidence satisfactory to the Collateral Agent that the applicable Obligor has (x) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the applicable title insurance policy and (y) paid to the Title Company or the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the title insurance policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property, or (ii) title endorsements to the existing ALTA mortgagee title insurance policies in favor of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, as the Collateral Agent requires;
     (c) (i) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (A) be addressed to the Collateral Agent, (B) be completed by a Person that has guaranteed the accuracy of the information contained therein, and (C) otherwise comply with the Flood Program; (ii) evidence describing whether the community in which each Mortgaged Property is located participates in the Flood Program; (iii) if any Flood Certificate states that a Mortgaged Property is located in a Flood Zone, the applicable Obligor’s written acknowledgment of receipt of written notification from the Collateral Agent (A) as to the existence of each such Mortgaged Property and (B) as to whether the community in which each such Mortgaged Property is located is participating in the Flood Program; and (iv) if any Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Obligor has obtained a policy of flood insurance that is in compliance with all applicable regulations of the F.R.S. Board;
     (d) ALTA/ACSM surveys of all Mortgaged Properties certified to the Collateral Agent and dated not more than thirty (30) days prior to the Closing Date or otherwise reasonably satisfactory to the Collateral Agent; and

     (e) such other approvals, opinions, or documents as the Administrative Agent may request in form and substance reasonably satisfactory to the Administrative Agent.
     Section 5.1.14 Opinions of Counsel. The Administrative Agent shall have received opinions, each dated the Closing Date and addressed to the Agents, the Issuer and all Lenders, from:
     (a) Jones Day, Ohio, Delaware and New York counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent; and
     (b) Local counsel to the Obligors in each jurisdiction in which a Mortgage is being filed on the Closing Date or in which an Obligor is organized, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     Section 5.1.15 Patriot Act Disclosures. Within five Business Days’ prior to the Closing Date, the Administrative Agent shall have received copies of all Patriot Act Disclosures as reasonably requested by the Administrative Agent.
     Section 5.1.16 Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each other Person entitled thereto, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.
     Section 5.2 All Credit Extensions. On the date of each Credit Extension:
     Section 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:
     (a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect) as of such earlier date); and
     (b) no Default shall have then occurred and be continuing.
     Section 5.2.2 Credit Extension Request, etc. Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to each Secured Party on the Closing Date and on each other date required pursuant to the Loan Documents as set forth in this Article.

     Section 6.1 Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (unless the failure to be in good standing and/or so qualified could not reasonably be expected to have a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.
     Section 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transactions, and the execution, delivery and performance by any Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transactions are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not
     (a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or
     (b) result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) a default under any contractual restriction binding on or affecting any Obligor.
     Section 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the consummation of the Transactions or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 6.4 Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
     Section 6.5 Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Company and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of the Company and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments.
     Section 6.6 No Material Adverse Change. There has been no material adverse change in the financial condition, results of operations, assets, business, properties of the Company and its Subsidiaries, taken as a whole, since December 31, 2009.

     Section 6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened litigation, action, proceeding, labor controversy or investigation:
     (a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Company any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or
     (b) which purports to affect the legality, validity or enforceability of any Loan Document or the Transactions.
     Section 6.8 Subsidiaries. The Company has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.7.
     Section 6.9 Ownership of Properties. The Company and each of its Subsidiaries owns (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.
Section 6.10 Taxes; Other Laws.
     (a) The Company and each of its Subsidiaries has filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, except where a failure to so file and/or pay could not reasonably be expected to have a Material Adverse Effect.
     (b) If a Borrowing is repaid in the same country in which such Borrowing is made, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, in the nature of withholding or otherwise, which is imposed on any payment to be made by any Borrower pursuant hereto, or is imposed on or by virtue of the execution, delivery, performance or enforcement of the Obligations.
     (c) Each Obligor is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its properties (except for Environmental Laws which are the subject of Section 6.12), except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (d) As of the date hereof, no Obligor is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Obligor that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of each Obligor are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters where such violation could reasonably be expected to have a Material Adverse Effect.

     Section 6.11 Pension and Welfare Plans. Except in each case as would not reasonably be expected to have a Material Adverse Effect, (a) each of the Company and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and the laws applicable to any Foreign Plan, (b) no ERISA Event has occurred or is reasonably expected to occur, and (c) the Company and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan that is subject to ERISA, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     Section 6.12 Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:
     (a) the Company and its Subsidiaries, during the period from and after the date five years prior to the Closing Date have been, and continue to be, in material compliance with all Environmental Laws except where noncompliance does not have, individually or in the aggregate, or could not reasonably be expected to have, a Material Adverse Effect;
     (b) there are no material pending or threatened (i) claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any actual or alleged violation of any Environmental Law or Release of, or exposure to, any Hazardous Materials, or (ii) claims, complaints, notices, requests for information or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law, that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.
     (c) there have been no Releases of Hazardous Materials at, on or under any property currently or previously owned, operated or leased by the Company or any of its Subsidiaries that , individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;
     (d) the Company and its Subsidiaries have been issued and are in material compliance with all material permits, certificates, approvals, licenses and other authorizations issued pursuant to Environmental Law or otherwise relating to environmental matters;
     (e) no property currently or, to the knowledge of the Company, previously owned, operated or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
     (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property currently or previously owned, operated or leased by the Company or any of its Subsidiaries that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

     (g) neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;
     (h) there are no polychlorinated biphenyls or asbestos present at any property currently or previously owned, operated or leased by the Company or any Subsidiary that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and
     (i) no conditions exist at, on or under any property currently owned, operated or leased by the Company or any Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law and that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.
     Section 6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transactions) contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.
     Section 6.14 Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
     Section 6.15 Solvency. The Company and its Subsidiaries, taken as a whole, on a consolidated basis, both before and after giving effect to any Credit Extensions, are Solvent.
ARTICLE VII
COVENANTS
     Section 7.1 Affirmative Covenants. Each Borrower agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, each Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     Section 7.1.1 Financial Information, Reports, Notices, etc. The Company will furnish each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Company (subject to normal year-end audit adjustments);
     (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, stating that, in performing the examination necessary to deliver the audited financial statements of the Company, no knowledge was obtained of any Event of Default;
     (c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Company, (i) showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Company or an Obligor has taken or proposes to take with respect thereto) and (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.1.8);
     (d) as soon as possible and in any event within three Business Days after the Company or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Company setting forth details of such Default and the action which the Company or such Obligor has taken and proposes to take with respect thereto;
     (e) as soon as possible and in any event within three Business Days after the Company or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent any Agent requests, copies of all documentation relating thereto;
     (f) promptly upon (i) any officer of the Company becoming aware of the forthcoming occurrence of any ERISA Event that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Company or any ERISA Affiliate in an aggregate amount exceeding $25,000,000, a statement of an Authorized Officer of the Company setting forth details as to such ERISA Event and the action, if any, that the Company proposes to take with respect thereto; or (ii) receipt by the Company or any of its ERISA Affiliates of notice from a Multiemployer Plan sponsor concerning an ERISA Event, such notice;
     (g) promptly following the mailing or receipt of any notice or report delivered under the terms of the Indentures, copies of such notice or report;
     (h) all Patriot Act Disclosures, to the extent reasonably requested by the Administrative Agent; and

     (i) such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request (including annual budget information and other information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).
     Section 7.1.2 Maintenance of Existence; Compliance with Contracts, Laws, etc. The Company will, and will cause each of its Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.7), perform in all material respects their obligations under material agreements to which the Company or a Subsidiary is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon the Company or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Company or its Subsidiaries, as applicable.
     Section 7.1.3 Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrowers and their Subsidiaries may be properly conducted at all times, unless any Borrower or any Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Borrower or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Sections 7.2.7 or 7.2.8.
     Section 7.1.4 Insurance. The Company will, and will cause each of its Subsidiaries to maintain;
     (a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrowers and their Subsidiaries; and
     (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Collateral Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Collateral Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.
     Section 7.1.5 Books and Records. The Company will, and will cause each of its Subsidiaries to:
     (a) keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions;

     (b) permit the Administrative Agent or any of its representatives, at reasonable times and intervals and upon reasonable notice to the Company, to visit each of the Company’s and its Subsidiaries’ offices, to discuss such Person’s financial matters with its officers and employees, and, after the occurrence of an Event of Default, its independent public accountants (and the Company hereby authorizes such independent public accountant to discuss each of such Person’s financial matters with the Administrative Agent or any of their respective representatives whether or not any representative of such Person is present, so long as a representative of such Person has been afforded a reasonable opportunity to be present) and to examine (and photocopy extracts from) any of such Person’s books and records; and
     (c) afford all other Lenders and any of their respective representatives the opportunity to collectively visit the Company’s and its Subsidiaries’ offices on one day per calendar year, coordinated with the Administrative Agent (such date to be determined by the Company in consultation with the Administrative Agent and each such Lender to be given reasonable notice of such visitation date), to discuss such Person’s financial matters with its officers and employees; provided that each such Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable notice to the Company, shall be permitted to do any of the foregoing at any time after the occurrence and during the continuation of an Event of Default.
     The Company shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent’s or any Lender’s exercise of its rights pursuant to this Section.
     Section 7.1.6 Environmental Law Covenant. The Company will, and will cause each of its Subsidiaries to:
     (a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and
     (b) promptly notify the Agents and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to any non-compliance with, Environmental Laws, or otherwise brought pursuant to Environmental Law.
     Section 7.1.7 Use of Proceeds. The Borrowers have applied, or will apply, the proceeds of the Credit Extensions as follows:
     (a) in the case of any Revolving Loans made on the Closing Date, to finance the Existing Term Loan Refinancing and the Tender Offer (including to pay premiums and accrued interest on the Existing Notes) and to pay the Transaction Costs.
     (b) in the case of the Revolving Loans made after the Closing Date, for working capital and general corporate purposes of the Borrowers and the Subsidiary Guarantors, including Capital Expenditures and Permitted Acquisitions by such Persons, and including the repayment of outstanding Indebtedness (including any Existing Notes that remain outstanding after the Closing Date and premiums, interest and fees related thereto); and

     (c) for issuing Letters of Credit for the account of the Borrowers and the Subsidiaries of the Company (in which case, the Company shall also have reimbursement obligations relating to such Letters of Credit).
     Section 7.1.8 Future Guarantors, Security, etc. The Company will, and will cause each of its Subsidiaries to:
     (a) execute the Subsidiary Guaranty (Domestic) or a supplement thereto unless, in the case of a Foreign Subsidiary, to do so would result in a materially increased Tax liability for the Company (as reasonably determined by the Administrative Agent in consultation with the Company).
     (b) with respect to each U.S. Subsidiary (and any subsequently acquired or created U.S. Subsidiary) other than an SPV, execute the Pledge and Security Agreement or a supplement thereto and a Mortgage with respect to any real property owned by such Person with a net book value of more than $500,000.
     (c) execute any documents, Foreign Pledge Agreements, Filing Statements, agreements and instruments, and take all further action (including filing such Mortgages) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents.
     (d) at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Company and its U.S. Subsidiaries (including real and personal property acquired subsequent to the Closing Date (subject to the limitation in clause (b)) other than an SPV); provided that neither the Company nor its Subsidiaries shall be required to pledge (i) Voting Securities of a Foreign Subsidiary to the extent that such pledge (x) results in, in the aggregate, more than 65% of the Voting Securities of such Foreign Subsidiary being pledged pursuant to this Agreement and (y) such pledge results in materially adverse tax consequences to the Company (as reasonably determined by the Administrative Agent) or (ii) the Capital Securities of any Excluded Subsidiary. Such Liens will be created under the Loan Documents in form and substance satisfactory to the Agents, and the Company shall deliver or cause to be delivered to the Agents all such instruments and documents (including legal opinions, surveys, title insurance policies and Lien searches) as the Agents shall reasonably request to evidence compliance with this Section.
Notwithstanding the foregoing provisions of this Section, no SPV shall be required, under any circumstances, to execute any Subsidiary Guaranty or any other Loan Document to grant Liens in any of its assets to secure the Obligations.
     Section 7.1.9 SEC Reports. The Company shall comply, on a timely basis, with all SEC filing requirements applicable to the Company and its Subsidiaries.
     Section 7.1.10 Cash Management. The Company will deliver to the Collateral Agent fully executed Control Agreements with respect to each Deposit Account and Securities Account of the Company and each U.S. Subsidiary (other than those maintained with the Collateral Agent and accounts holding cash on deposit with metal lessors or other cash collateral) that at any time holds assets in excess of $2,500,000, in each case when such account is created or when such threshold is reached.
     Section 7.1.11 Maintenance of Corporate Separateness. The Company will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings and the maintenance of corporate offices and records and take all actions reasonably necessary to maintain their corporate separateness.
     Section 7.1.12 Foreign Subsidiaries; Foreign Pledge Agreements; Certain U.S. Subsidiary Stock Certificates. The Company will deliver or cause to be delivered:
     (a) on or before the date that is 90 days after the Closing Date (or such later date agreed to by the Collateral Agent in its sole discretion), solely with respect to each Foreign Subsidiary of the Company the Capital Securities of which shall have been pledged pursuant to a Foreign Pledge Agreement pursuant to the Existing Credit Agreement on or prior to the date hereof, a Foreign Pledge Agreement with regard to the applicable Capital Securities of such Foreign Subsidiary, duly executed and delivered by all parties thereto, or any other documents, instruments or agreements (including legal opinions) in addition thereto or in lieu thereof, and shall take all further action, in each case, as the Collateral Agent shall reasonably determine shall be necessary or advisable to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by such applicable Foreign Pledge Agreements. In addition, to the extent the same shall not already be in the possession of the Collateral Agent, the Company will deliver or cause to be delivered on or before the date specified in the immediately preceding sentence, (i) undated instruments of transfer duly executed in blank and relating to the pledged Capital Securities of Foreign Subsidiaries currently held by the Collateral Agent and (ii) certificates (in the case of Capital Securities that are securities (as defined in the UCC)) or such other instruments, agreements or other arrangements, as the Collateral Agent may reasonably approve, evidencing 65% of the issued and outstanding Voting Securities of each Foreign Subsidiary directly owned by the Company or any U.S. Subsidiary specified in the immediately preceding sentence (together with all the issued and outstanding non-voting Capital Securities of such Foreign Subsidiary directly owned by the Company or any U.S. Subsidiary), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank; and
     (b) on or before September 3, 2010 (or such later date agreed to by the Collateral Agent in its sole discretion), in each case to the extent the same shall not already be in the possession of the Collateral Agent, (i) undated instruments of transfer duly executed in blank and relating to the pledged Capital Securities of Ferro China Holdings, Inc., Ferro Electronic Materials Inc., Ferro International Services Inc. and Ferro Pfanstiehl Laboratories, Inc. currently held by the Collateral Agent and (ii) certificates evidencing all of the issued and outstanding Capital Securities of the following U.S. Subsidiaries (which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank): Cataphote Contracting Company; Ferro Far East, Inc.; the Ohio-Mississippi Corporation; and the Ferro Enamel Supply Company.
     Section 7.1.13 Anti-Terrorism Laws. None of the Obligors is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Obligors shall provide to the Lenders any certifications or information that a Lender reasonably requests to confirm compliance by the Obligors with Anti-Terrorism Laws.
     Section 7.2 Negative Covenants. Each Borrower covenants and agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, each Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     Section 7.2.1 Business Activities. The Company will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities that are the same as or related, ancillary or complementary to, or an extension, development or expansion of, any of the businesses of the Company and its Subsidiaries on the Closing Date.
     Section 7.2.2 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:
     (a) Indebtedness in respect of the Obligations;

     (b) Indebtedness (including the full amount of any undrawn or unutilized commitment that exists on the Closing Date) existing as of the Closing Date which is identified in Item 7.2.2(b) of the Disclosure Schedule, and any refinancing of such Indebtedness in a principal commitment amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date) and, in the case of any refinancing of the Material Debt, (i) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, (ii) the original obligors in respect of such Indebtedness remain the only obligors thereon, (iii) if such Indebtedness was initially subordinated to the Obligations hereunder, it remains so subordinated and (iv) if such Indebtedness was initially unsecured, it remains so unsecured; provided that with respect to Indebtedness incurred pursuant to the Existing Notes, the foregoing refinancing clause shall only apply to Indebtedness relating to the Existing Notes that remain outstanding, if any, upon the completion of the Offer to Purchase commenced July 27, 2010;
     (c) unsecured Indebtedness (i) incurred in the ordinary course of business of the Company and its Subsidiaries and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;
     (d) Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds or governmental loans, (ii) evidencing the deferred purchase price of newly acquired property, incurred to finance the acquisition of equipment of the Company and its Subsidiaries or for construction on or improvement of any property of the Company or its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Company and its Subsidiaries (provided that such Indebtedness is incurred within 180 days of the acquisition of such property or the completion of such construction or improvement thereof), and (iii) in respect of Capitalized Lease Liabilities; provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $50,000,000;
     (e) Indebtedness of any Subsidiary owing to the Company or any other Subsidiary and Indebtedness of the Company owing to any Subsidiary;
     (f) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Company, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate outstanding amount of all Indebtedness existing pursuant to this clause does not exceed $20,000,000 at any time;
     (g) Indebtedness incurred under the Permitted Receivables Programs;
     (h) Indebtedness of Foreign Subsidiaries in connection with local lines of credit in an aggregate amount not to exceed $50,000,000;
     (i) Indebtedness of the Company and its Subsidiaries in connection with credit cards issued to employees in the ordinary course of business;
     (j) Indebtedness in respect of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;
     (k) other Indebtedness of the Company and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $20,000,000;

     (l) unsecured Indebtedness of the Company in an aggregate amount at any time outstanding not to exceed $20,000,000, the net proceeds of which are used solely to fund the Company’s cash collateralization obligations pursuant to Section 2.10(a)(ii); provided that immediately prior to the incurrence of any such Indebtedness, the Company and its Subsidiaries shall not have cash on hand and Cash Equivalent Investments in an aggregate amount equal to the amount necessary to satisfy the Company’s cash collateralization obligations pursuant to Section 2.10(a)(ii) plus $20,000,000; and
     (m) other Indebtedness of the Company or any U.S. Subsidiary not to exceed $250,000,000 at any time outstanding; provided that (i) the Company shall not incur such Indebtedness unless it is, on a pro forma basis and for the most recent determination period, in compliance with the Minimum Liquidity Condition and (ii) such Indebtedness shall not mature, and shall not be subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions and other amortization payments of up to 1.00% of the initial principal amount thereof per annum), prior to the date that is six months following the Stated Maturity Date.
provided that no Indebtedness otherwise permitted by clauses (b), (d), (f) or (m) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.
     Section 7.2.3 Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:
     (a) Liens securing payment of the Obligations;
     (b) Liens existing as of the Closing Date and disclosed in Item 7.2.3(b) of the Disclosure Schedule securing Indebtedness described in clause (b) of Section 7.2.2, and refinancings of such Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);
     (c) Liens securing Indebtedness permitted under clause (d) of Section 7.2.2; provided that (i) such Lien is granted within 180 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;
     (d) Liens securing Indebtedness permitted by clause (f) of Section 7.2.2; provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);
     (e) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

     (f) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases, consignment arrangements or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
     (g) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;
     (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
     (i) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (j) Liens on inventory that has been chemically combined with precious metals inventory or inventories so long as the aggregate Indebtedness secured thereby does not exceed $25,000,000, and Liens on consigned metals or leased metals that are held as inventory by an Obligor but for which title has not yet transferred to such Obligor;
     (k) Liens on the assets of the Company or any of its Subsidiaries securing Indebtedness permitted by clause (g) of Section 7.2.2; and
     (l) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted by clause (h) of Section 7.2.2; and
     (m) Liens (not otherwise permitted hereunder) securing not exceeding $15,000,000 in the aggregate at any time outstanding; provided that such Liens are limited to assets other than accounts receivable.
     Section 7.2.4 Financial Condition and Operations. The Company will not permit any of the events set forth below to occur.
     (a) The Company will not permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.50:1.00.
     (b) The Company will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.35:1.00.
     Section 7.2.5 Investments. The Company will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:
     (a) Investments existing on the Closing Date and identified in Item 7.2.5(a) of the Disclosure Schedule;
     (b) Cash Equivalent Investments;

     (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (d) Investments consisting of any deferred portion of the sales price received by the Company or any Subsidiary in connection with any Disposition permitted under Section 7.2.8;
     (e) Investments (i) by the Company in any Subsidiaries or by any Subsidiary in other Subsidiaries or (ii) by any Subsidiary in the Company;
     (f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
     (g) Investments by way of the acquisition of Capital Securities constituting Permitted Acquisitions permitted by clause (b) of Section 7.2.7; and
     (h) other Investments in an aggregate amount not to exceed $35,000,000 at any time, net of any cash returns of capital, cash dividends, cash distributions or cash proceeds, in each case, received in respect thereof, and taking into account the repayment of any loans or advances comprising such Investments;
provided that:
     (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and
     (j) no Investment otherwise permitted by clauses (g) or (h) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.
     Section 7.2.6 Restricted Payments, etc. The Company will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than the following:
     (a) Restricted Payments made by Subsidiaries to the Company, wholly owned Subsidiaries or joint venture partners;
     (b) Restricted Payments consisting of dividends on the Company’s Capital Securities, so long as no Default has occurred and is continuing or would result therefrom, in a maximum aggregate amount of up to $170,000 per Fiscal Quarter after the Closing Date; and
     (c) Restricted Payments by the Company in an aggregate amount not to exceed $30,000,000 in any Fiscal Year, so long as no Default has occurred and is continuing or would result therefrom; provided that (i) any such amount not used to make Restricted Payments in any Fiscal Year may be used to make Restricted Payments in any subsequent Fiscal Year and (ii) such Restricted Payments shall not exceed $60,000,000 in any Fiscal Year.
     Section 7.2.7 Consolidation, Merger; Permitted Acquisitions, etc. Except in connection with a Disposition permitted by Section 7.2.8, the Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division or line of business thereof), except:
     (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Company or any other Subsidiary (provided that a Guarantor may only liquidate or dissolve into, or merge with and into, the Company or another Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Company or any other Subsidiary (provided that the assets or Capital Securities of any Guarantor may only be purchased or otherwise acquired by any Borrower or another Guarantor); provided further that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Collateral Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Agents, pursuant to such documentation and opinions as shall be necessary in the opinion of the Agents to create, perfect or maintain the collateral position of the Secured Parties therein; and
     (b) so long as (i) no Default has occurred and is continuing or would occur after giving effect thereto and (ii) the Administrative Agent has received a Compliance Certificate executed by the chief financial or accounting Authorized Officer of the Company certifying that on a pro forma basis and for the most recent determination period the Company complied with the Minimum Liquidity Condition and had a Leverage Ratio no greater than 3.00:1.00, the Company or any of its Subsidiaries may, purchase all or substantially all of the assets of any Person (or any division or line of business thereof), or acquire such Person by merger or otherwise, in each case, if such purchase or acquisition constitutes a Permitted Acquisition.
     Section 7.2.8 Permitted Dispositions. The Company will not, and will not permit any of its Subsidiaries to, Dispose of any of the Company’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:
     (a) inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business;
     (b) permitted by Section 7.2.7;
     (c) (i) for fair market value and (A) if the amount of non-cash consideration received is equal to or less than $15,000,000, consideration consisting of not less than 60% in cash, or (B) if the amount of non-cash consideration received exceeds $15,000,00, consideration consisting of not less than 75% in cash, (ii) the Net Disposition Proceeds from such Disposition are applied pursuant to Sections 3.1.1 and 3.1.2, and (iii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause over the term of this Agreement, does not exceed (individually or in the aggregate) $300,000,000;
     (d) a Disposition of assets by (i) the Company to an Obligor that guarantees all of the Obligations, (ii) an Obligor that guarantees all of the Obligations to the Company or another Obligor that guarantees all of the Obligations, (iii) a Designated Borrower to an Obligor that guarantees all of the Obligations of such Designated Borrower or by such Obligor to such Designated Borrower;

     (e) made by the Company or any of its Subsidiaries to any Person who is not a Subsidiary of the Company or is an SPV pursuant to the Permitted Receivables Program;
     (f) a Disposition of assets made by the Company or any of its Subsidiaries in exchange for assets of reasonably equivalent value; and
     (g) any other Disposition made by the Company or any of its Subsidiaries that does not exceed (individually or in the aggregate) $10,000,000 in any Fiscal Year.
     Section 7.2.9 Modification of Certain Agreements; Limitations on Repayment or Prepayment of Other Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:
     (a) any of the Material Debt Documents (other than Material Debt Documents governing the Permitted Receivables Program), other than any amendment, supplement, waiver or modification which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Material Debt, (ii) reduces the rate or extends the date for payment of principal, interest, premium (if any) or fees payable on such Material Debt or (iii) makes the covenants, events of default or remedies in such Material Debt Documents less restrictive on the Company or its Subsidiaries, as the case may be; or
     (b) the Organic Documents of the Company or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party.
The Company will not, and will not permit any of its Subsidiaries (a) to make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled and other required payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions including at final maturity), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, the Existing Notes, the Senior Notes or any other Material Debt except (i) refinancings of such Indebtedness permitted by Section 7.2.2, (ii) the prepayment or repayment of the Existing Notes (and accrued interest thereon) upon the completion of the Offer to Purchase commenced July 27, 2010, (iii) so long as no Default has occurred and is continuing, or would result therefrom, and so long as, after giving effect thereto, the Minimum Liquidity Condition is satisfied, (A) the prepayment or repayment of any remaining Existing Notes (and accrued interest thereon) or (B) the repurchase, redemption or prepayment of any Senior Notes (and accrued interest thereon) or the payment of any other Indebtedness (and accrued interest thereon) in an aggregate amount in the case of this clause (B) only not in excess of $20,000,000, and (iv) the payment of any such Indebtedness and interest thereon with the proceeds of issuance of common Capital Securities (to the extent such proceeds are not otherwise required to be applied pursuant to Section 3.1), and (b) to pay in cash any amount in respect of any such Indebtedness or preferred Capital Securities that may at the obligor’s option be paid in kind or in other securities.
     Section 7.2.10 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Company or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Company or such Subsidiary with a Person that is not one of its Affiliates.

     Section 7.2.11 Restrictive Agreements, etc. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting:
     (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;
     (b) the ability of any Obligor to amend or otherwise modify any Loan Document; or
     (c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Company, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (d) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (h) of Section 7.2.2 or (iv) in the Senior Note Documents and the documentation governing the Existing Notes or in any documentation governing any Indebtedness permitted by clause (m) of Section 7.2.2 so long as the restrictions contained therein are the same in all material respects (or less restrictive than) those contained in the Senior Note Documents.
Section 7.2.12 Sale and Leaseback. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person except for agreements providing for the sale or transfer of property with a value not exceeding $30,000,000 in the aggregate over the term of this agreement, as long as the lease or rental thereof is entered into within 180 days of such sale or transfer.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.
     Section 8.1.1 Non-Payment of Obligations. The Borrowers shall default in the payment or prepayment when due of:
     (a) any principal of any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.7.4; or
     (b) any interest on any Loan or any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.
     Section 8.1.2 Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect (or in any respect if qualified by materiality or Material Adverse Effect).

     Section 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrowers shall default in the due performance or observance of any of its obligations under Section 7.1.1, Section 7.1.7, Section 7.1.9 or Section 7.2.
     Section 8.1.4 Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Company by any Agent or any Lender or (ii) the date on which any Obligor has knowledge of such default.
     Section 8.1.5 Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Company or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $25,000,000 (or the Dollar Equivalent thereof), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.
     Section 8.1.6 Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $25,000,000 (or the Dollar Equivalent thereof) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Company or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
     Section 8.1.7 Pension Plans. Any of the following events with respect to any Pension Plan, Multiemployer Plan or Welfare Plan: an ERISA Event which, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.
     Section 8.1.8 Change in Control. Any Change in Control shall occur.
     Section 8.1.9 Bankruptcy, Insolvency, etc. The Company, any of its Subsidiaries or any other Obligor shall:
     (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
     (b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
     (c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that the Company, each Subsidiary and each other

Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not-commenced by the Company, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Company, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Company, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (e) take any action authorizing, or in furtherance of, any of the foregoing.
     Section 8.1.10 Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.
     Section 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Company shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations, but excluding Hedging Obligations and Cash Management Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.
     Section 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrowers) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Company declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations, but excluding Hedging Obligations and Cash Management Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings, and the Administrative Agent and the Collateral Agent shall have the right to take any or all actions and exercise any or all remedies available to a secured party under the Loan Documents or applicable law or in equity.
ARTICLE IX
THE AGENTS
     Section 9.1 Actions. Each Lender hereby appoints PNC Bank as its Administrative Agent and Collateral Agent under and for purposes of each Loan Document. Each Lender authorizes each

Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by each applicable Agent (with respect to which such Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents). Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agents, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, an Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which such Agent is not reimbursed by the Borrowers; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent’s gross negligence or willful misconduct. Neither Agent shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
     Section 9.2 Funding Reliance, etc.
     (a) Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Revolving Loan Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Effective Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.
     (b) Unless the Administrative Agent shall have been notified in writing prior to the time at which any payment hereunder is due to the Administrative Agent for the account of the Secured Parties hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Secured Parties its share of the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Secured Parties severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to the Loans which were repaid.

     Section 9.3 Exculpation. No Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by an Agent shall not obligate it to make any further inquiry or to take any action. Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.
     Section 9.4 Successor. Any of the Agents may resign as such at any time upon at least 30 days’ prior notice to the other Agents, the Borrowers and all Lenders. If an Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent which shall thereupon become the applicable Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that if such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as the an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.
     Section 9.5 Loans by the Agents. The Agents shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent. PNC Bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if such Agent were not an Agent hereunder.
     Section 9.6 Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrowers, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

     Section 9.7 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrowers pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.
     Section 9.8 Reliance by the Agents. The Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by the Loan Documents, the Agents shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Agents shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party or the Company to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.
     Section 9.9 Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless such Agent has received a written notice from a Lender or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Agents shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Obligors or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agents in accordance with the Loan Documents for the benefit of all the Lenders and the Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Loan Documents, (c) each of the Issuer and the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 4.9 (subject to Section 4.9) or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligor under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.3 and (ii) in addition to the matters set forth in clauses (c), (d) and (e) of the preceding proviso and subject to Section 4.9, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 9.10 Posting of Approved Electronic Communications.
     (a) The Borrowers hereby agree that the Administrative Agent may make all information, documents and other materials that the Borrowers and their respective subsidiaries are obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (collectively, “Communications”), available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).
     (b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (c) Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (excluding by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
     (d) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

     Section 9.11 Joint Lead Arrangers, Joint Bookrunners and Syndication Agents. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Joint Lead Arrangers, Joint Bookrunners and the Syndication Agents, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Person in such capacity.
     Section 9.12 Withholding. The Administrative Agent shall be entitled to deduct and withhold from any payment to any Lender an amount equivalent to the applicable withholding Tax if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under the Code or other applicable law. In addition, any Lender, if requested by the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to withholding tax, backup withholding or information reporting requirements. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
ARTICLE X
MISCELLANEOUS PROVISIONS
     Section 10.1 Waivers, Amendments, etc. The provisions of each Loan Document (other than Cash Management Agreements, Rate Protection Agreements or Letters of Credit, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Required Lenders (or the Administrative Agent acting as directed by the Required Lenders); provided that no such amendment, modification or waiver shall:
     (a) modify clause (b) of Section 4.7 or Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;
     (b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Revolving Loan Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);
     (c) reduce (by way of forgiveness), the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);
     (d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
     (e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;
     (f) except as otherwise expressly provided in a Loan Document, release (i) the Borrowers from their Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or
     (g) affect adversely the interests, rights or obligations of any Agent (in its capacity as such Agent), any Issuer (in its capacity as Issuer), the Swing Line Lender (in its capacity as Swing Line Lender), a Cash Management Bank (in its capacity as a Cash Management Bank) or a Qualified Counterparty (in its capacity as a Qualified Counterparty), unless consented to by such Person, as the case may be.
No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     Section 10.2 Notices; Time. Except as otherwise provided in clause (c) of Section 9.10, all notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrowers, the Agents, a Lender or an Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used only to distribute routine communications by the Administrative Agent to the Lenders, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.
     Section 10.3 Payment of Costs and Expenses. The Borrowers agree to pay on demand all expenses of the Agents (including the reasonable fees and out-of-pocket expenses of Latham & Watkins

LLP, counsel to the Agents and of local counsel, if any, who may be retained by or on behalf of the Agents) in connection with:
     (a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
     (b) the actual costs of filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and
     (c) the preparation and review of the form of any document or instrument relevant to any Loan Document.
The Borrowers further agree to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrowers also agree to reimburse the Agents and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Agents) incurred by the Agents or such Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrowers, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
     Section 10.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrowers hereby indemnify, exonerate and hold each Secured Party, each Joint Lead Arranger, each Joint Bookrunner, each Syndication Agent and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transactions;
     (b) the entering into and performance (including the issuance of Letters of Credit) of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Company as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);
     (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

     (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;
     (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or Releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or
     (f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);
except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. In no event shall the Indemnified Parties have any liability to any Obligor, any Lender or any other Person for incidental or consequential damages of any kind as a result of, or arising out of, or relating to any of the items described in clause (a) through (f) above. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
     Section 10.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.
     Section 10.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 10.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
     Section 10.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective on the date first above written when counterparts hereof executed on behalf of the Borrowers, the Administrative Agent, the Issuer and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

     Section 10.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SectionS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND EACH SUCH LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents and the Engagement Letter constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
     Section 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrowers may not assign or transfer its rights or obligations hereunder without the consent of all Lenders (and any purported assignment without such consent shall be null and void).
     Section 10.11 Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.
     (a) Any Lender may, with the consent of (x) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for assignments to an Affiliate of a Lender or an Approved Fund, and (y) each Issuer and the Swing Line Lender in the case of any assignment of a Revolving Loan Commitment (such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it); provided that:
     (i) the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder), or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless (A) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans at the time owing to it, (C) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender or (D) such assignment is to one or more Eligible Assignees managed by an Affiliate of such Eligible Assignee(s) and the aggregate amount of such assignments is not less than $1,000,000;

     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and
     (iii) the parties to each assignment shall (A) electronically execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (an “ESS”) or (B) with the consent of the Administrative Agent, manually execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with, in either case, a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one processing and recordation fee of $3,500 shall be required to be paid in connection with the simultaneous assignment by a Lender to multiple Approved Funds of such Lender, and if the Eligible Assignee is not already a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.
     (b) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). If the consent of the Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent or an ESS) unless such consent is expressly refused by the Company prior to such fifth day.
     (c) The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (a) of Section 2.8. The Register shall be available for inspection by the Borrowers, the Collateral Agent, the Issuer and any Lender (with respect to any entry relating to such Lender’s Loans or Commitments), at any reasonable time upon reasonable prior notice to the Administrative Agent.
     (d) Any Lender may, without the consent of, or notice to, any Person, sell participations to one or more Persons (other than Ineligible Assignees) (a “Participant”) in all or a portion of such Lender’s rights or obligations under the Loan Documents (including all or a portion of its Commitments or the Loans owing to it); provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents and (iv) such Lender shall maintain a register on which it enters the name and address of each Participant and each Participant’s interest in such Lender’s rights and obligations under the Loan Documents held by it, which entries shall be conclusive absent manifest error. Any agreement or instrument pursuant to which a Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the rights and remedies of a Lender under the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any action of the type described in clauses (a) through (d) or clause (f) of Section 10.1 with respect to Obligations participated in by that Participant. Subject to clause (e), the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, but only if such Participant agrees to be subject to Section 4.8 as though it were a Lender.
     (e) A Participant shall not be entitled to receive any greater payment under Section 4.3, 4.4, 4.5, 4.6, 10.3 or 10.4 than the applicable Lender would have been entitled to receive (or would be entitled to receive if a change in applicable law or any interpretation thereof occurs and the Lender had not sold the participation) with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with the requirements set forth in Section 4.6 as though it were a Lender. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrowers and the Agents from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of the Borrowers or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrowers, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company, and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Company acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4 shall be considered a Lender. The Borrowers shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, and 10.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to an SPC.
     Section 10.12 Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with any Borrower or any of its Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     Section 10.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS, ANY ISSUER OR THE BORROWERS IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENTS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PERSON PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONAL, THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWERS IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN Section 10.2. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWERS HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH

RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWERS HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.
     Section 10.14 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LENDER, EACH ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, SUCH LENDER, SUCH ISSUER OR EACH BORROWER IN CONNECTION THEREWITH. THE BORROWERS ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.
     Section 10.15 Patriot Act. Each Lender that is subject to Section 326 of the Patriot Act and/or the Administrative Agent (each of the foregoing acting for themselves and not acting on behalf of any of the Lenders) hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as the case may be, to identify the Borrowers in accordance with the Patriot Act.
     Section 10.16 Judgment Currency. The Obligations of each Obligor in respect of any sum due to any Secured Party under or in respect of any Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such Secured Party or any sum adjudged to be so due in the Judgment Currency, such Secured Party, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to such Secured Party, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Secured Party, as the case may be, against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to such Secured Party, as the case may be, such Secured Party, as the case may be, agrees to remit such excess to the Borrowers.
     Section 10.17 Confidentiality.
     (a) Subject to the provisions of clause (b) of this Section, each Lender agrees that it will follow its customary procedures in an effort not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender) any confidential information which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent and the Collateral Agent, (vi) to any pledgee referred to in clause (f) of Section 10.11 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) and (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. For purposes of this Section 10.17, all information furnished to the Lenders by the Company or any of its Affiliates shall be deemed public information unless prior to or concurrently with the delivery of such information, the Lenders have been notified otherwise by the Company or such Affiliate.
     (b) The Borrowers hereby acknowledge and agree that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Company or any of its Subsidiaries, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.
Notwithstanding the foregoing paragraphs of this Section, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (a) the identity of participants or potential participants in the transactions contemplated herein, (b) the existence or status of any negotiations, or (c) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.
     Section 10.18 Counsel Representation. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING SUCH BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY SUCH BORROWER.
     Section 10.19 Effect of Amendment and Restatement of the Existing Credit Agreement. On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date and which remain outstanding, including, without limitation any Original Revolving Loans outstanding immediately prior to the effectiveness of this Agreement and Obligations in respect of the Existing Letters of Credit, (b) the “Obligations” are in all respects continuing (as amended and restated hereby and which are hereinafter subject to the terms herein) and (c) the Liens as granted under the applicable Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect (as assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FERRO CORPORATION
By:	/s/ John T. Bingle
	Name:	John T. Bingle
	Title:	Treasurer

1000 Lakeside Avenue Cleveland, Ohio 44114 Facsimile No.: (216) 875-7275 Attention: General Counsel

PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Collateral Agent, the Issuer and as a Lender
By:	/s/ Christian S. Brown
	Name:	Christian S. Brown
	Title:	Senior Vice President

PNC First Side Center 500 First Avenue PNC Agency Services Pittsburgh, Pennsylvania 15219 Facsimile No.: (412) 762 8672 Attention: Lisa Pierce

JPMORGAN CHASE BANK, N.A., as a Syndication Agent and as a Lender
By:	/s/ Robert S. Sheppard
	Name:	Robert S. Sheppard
	Title:	Vice President

BANK OF AMERICA, N.A., as a Syndication Agent and as a Lender
By:	/s/ Matthew Buzzelli
	Name:	Matthew Buzzelli
	Title:	Vice President

1300 E 9th Street, Cleveland, Ohio 44114 216-802-2225

SIGNATURE PAGE TO FERRO CORPORATION CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE THE PRIVATEBANK AND TRUST COMPANY
By:	/s/ John D. Barrett
	Name:	John D. Barrett
	Title:	Managing Director

1100 Superior Avenue Suite 1325 Cleveland, OH 44114 Fax: 216 394 0247

US Bank, N.A.
By:	/s/ Patrick McGraw
	Name:	Patrick McGraw
	Title:	Vice President
RBS Citizens, National Association
By:	/s/ Patrick F. Dunphy
	Name:	Patrick F. Dunphy
	Title:	Senior Vice President

RBS Citizens 1215 Superior Avenue MidCorporate Banking Cleveland, Ohio 44147 Facsimile No.: (216) 277-1205 Attention: Patrick Dunphy

Fifth Third Bank

By:	/s/ Roy C. Lanctot Name: Roy C. Lanctot
Title: Vice President

600 Superior Avenue East Cleveland, OH 44114 (W) 216.274.5473 (F) 216.274.5917

FirstMerit Bank, N.A.:

By:	/s/ Robert G. Morlan Name: Robert G. Morlan
Title: Senior Vice President

Robert G. Morlan Senior Vice President FirstMerit Bank, N. A. 106 South Main Street, TOW91 Akron, OH 44308 Direct: (330) 996-6420 FAX: (330) 996-6394 Robert.morlan@firstmerit.com

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Brian P. Fox Name: Brian P. Fox Title: Vice President

127 Public Square Cleveland, Ohio 44114 Mailcode: OH-01-27-1207 Phone: 216-689-5050 Fax: 216-370-6114 lashawn_dalton@keybank.com Attention: LaShawn Dalton

First Commonwealth Bank
By:	/s/ Stephen J. Orban
	Name:	Stephen J. Orban
	Title:	Vice President

Citibank, N.A.
By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Vice President

Credit Suisse AG, Cayman Islands Branch:
By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Vice President

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
Title: Associate

Bill O’Daly 11 Madison Avenue New York, NY 10010 Fax: 212-325-8615

EXHIBIT A-1
[FORM OF] REVOLVING NOTE

[$][€][ ]	, 20
     FOR VALUE RECEIVED, [FERRO CORPORATION, an Ohio corporation][NAME OF DESIGNATED BORROWER], a [                    ] (the “Borrower”), promises to pay to the order of [Name of Lender] (the “Lender”) on the Stated Maturity Date the principal sum of [                                        ] (1 [$][€][                    ]) or, if less, the aggregate unpaid principal amount of all Revolving Loans shown on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lender pursuant to that certain Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among [Ferro Corporation, an Ohio corporation (the “Company”), as a borrower,][the Borrower,] the Designated Borrowers from time to time party thereto [(including the Borrower)], the various financial institutions and other Persons from time to time parties thereto (including the Lender), PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. Terms used in this Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
     Payments of both principal and interest are to be made in [Dollars][Euro] in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
     This Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

[1]	If the Company is the Borrower, the Revolving Loan must be denominated in Dollars. If a Designated Borrower is the Borrower, the Revolving Loan may be denominated in Euros.
Revolving Note

     THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SectionS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[FERRO CORPORATION] [NAME OF DESIGNATED BORROWER]
By:
Name:
Title:

Revolving Note

REVOLVING LOANS AND PRINCIPAL PAYMENTS

	Amount of Revolving			Amount of Principal		Unpaid
	Loan Made			Repaid		Principal Balance
	Alternate	LIBOR	Interest	Alternate	LIBOR	Alternate	LIBOR		Notation
Date	Base Rate	Rate	Period	Base Rate	Rate	Base Rate	Rate	Total	Made By

Revolving Note

EXHIBIT A-2
[FORM OF] SWING LINE NOTE

$	, 20
     FOR VALUE RECEIVED, FERRO CORPORATION, an Ohio corporation (the “Borrower”), promises to pay to the order of [Name of Lender] (the “Lender”) on the Stated Maturity Date for Swing Line Loans the principal sum of [                                         DOLLARS ($                    )] or, if less, the aggregate unpaid principal amount of all Swing Line Loans made by the Lender pursuant that certain Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Designated Borrowers from time to time party thereto, the various financial institutions and other Persons from time to time parties thereto, PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. Terms used in this Note, unless otherwise defined, have the meanings provided in the Credit Agreement.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
     Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.
     This Note is one of the Swing Line Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

FERRO CORPORATION
By
Name:
Title:

Swing Line Note

SWING LINE LOANS AND PRINCIPAL PAYMENTS

	Amount of Swing Line	Amount of Principal	Outstanding Principal
Date	Loan	Payment	Balance	Notation Made By

Swing Line Note

EXHIBIT B-1
[FORM OF] BORROWING REQUEST
[PNC Bank, National Association,
     as Administrative Agent
PNC First Side Center
500 First Avenue
PNC Agency Services
Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 762-8672
Attention: Lisa Pierce]
[FERRO CORPORATION][NAME OF DESIGNATED BORROWER]
Ladies and Gentlemen:
     This Borrowing Request is delivered to you pursuant to Section 2.3 of that certain Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation (the [“Borrower”][“Company”]), the Designated Borrowers from time to time party thereto [(including [NAME OF DESIGNATED BORROWER], a [                    ] (the “Borrower”))], the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that a [Revolving Loan] [Swing Line Loan] be made in the aggregate principal amount of [$][€]                       [(the Dollar Equivalent of which is equal to $                    )] on                        ,       as a [Base Rate Loan] [LIBOR Rate Loan having an Interest Period of [1][2][3][6] months].
     The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the Borrower that, on the date of the making of such Loans, and both before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
     The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such Borrowing as if then made.

     Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to	Person to be Paid		Name, Address, etc.
be Transferred	Name	Account No.	Of Transferee Lender
[$][€]

Attention:
[$][€]

Attention:
[$][€]

Attention:
Balance of such proceeds	The Borrower

Attention:
Borrowing Request

2

     IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this      day of                     ,      .

[FERRO CORPORATION][NAME OF DESIGNATED BORROWER]
By
Title:

Borrowing Request

3

EXHIBIT B-2
[FORM OF] ISSUANCE REQUEST
PNC Bank, National Association,
     as Administrative Agent
PNC First Side Center
500 First Avenue
PNC Agency Services
Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 762-8672
Attention: Lisa Pierce
[FERRO CORPORATION][NAME OF DESIGNATED BORROWER]
Ladies and Gentlemen:
     This Issuance Request is delivered to you pursuant to Section 2.7 of that certain Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation (the [“Borrower”][“Company”]), the Designated Borrowers from time to time party thereto [(including [NAME OF DESIGNATED BORROWER], a [                    ] (the “Borrower”))], the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that on                        ,       (the “Date of Issuance”) [PNC Bank, National Association] (the “Issuer”) [issue a Letter of Credit in the initial Stated Amount of [$][€]                      [(the Dollar Equivalent of which is equal to $                    )] with a Stated Expiry Date (as defined therein) of                                            ,      ] [extend the Stated Expiry Date (as defined under Letter of Credit No.     , issued on                        ,      , in the initial Stated Amount of [$][€]                     ) [(the Dollar Equivalent of which is equal to $                    )] to a revised Stated Expiry Date (as defined therein) of                                            ,      ].
     The beneficiary of the requested Letter of Credit [will be][is]                                         , and such Letter of Credit will be in support of                                         .
     The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Issuance Request and the acceptance by the Borrower of the [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the Borrower that, on the date of such [issuance] [extension], and both before and after giving effect thereto and to the application of the proceeds or benefits of the Letter of Credit [issued] [extended] in accordance herewith, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
     The Borrower agrees that if prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [issuance] [extension] as if then made.
Issuance Request

     IN WITNESS WHEREOF, the Borrower has caused this Issuance Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this       day of                     ,      .

[FERRO CORPORATION][NAME OF DESIGNATED BORROWER]
By
Name:
Title:

Issuance Request

EXHIBIT C
[FORM OF] CONTINUATION/CONVERSION NOTICE
[PNC Bank, National Association,
     as Administrative Agent
PNC First Side Center
500 First Avenue
PNC Agency Services
Pittsburgh, Pennsylvania 15219 Facsimile No.: (412) 762-8672
Attention: Lisa Pierce]
[FERRO CORPORATION][NAME OF DESIGNATED BORROWER]
Ladies and Gentlemen:
     This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of that certain Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation (the [“Borrower”][“Company”]), the Designated Borrowers from time to time party thereto [(including [NAME OF DESIGNATED BORROWER], a [                    ] (the “Borrower”))], the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that on                        ,      ,
     (1) [$][€]                      [(the Dollar Equivalent of which is equal to $                    )] of the presently outstanding principal amount of the [Revolving Loans][Alternate Currency Loans] originally made on                        ,      , presently being maintained as [Base Rate Loans] [LIBOR Rate Loans],
     (2) be [converted into] [continued as],
     (3) [LIBOR Rate Loans having an Interest Period of [1][2][3][6] months][Base Rate Loans].
     The Borrower hereby:
     (a) certifies and warrants that no Default has occurred and is continuing; and
     (b) agrees that if prior to the time of the [continuation] [conversion] requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent.
Except to the extent, if any, that prior to the time of the [continuation] [conversion] requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [continuation] [conversion] as if then made.

     IN WITNESS WHEREOF, the Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this       day of                     ,      .

[FERRO CORPORATION][NAME OF DESIGNATED BORROWER]
By
Name:
Title:

Continuation/Conversion Notice

EXHIBIT D
[FORM OF] LENDER ASSIGNMENT AND ASSUMPTION AGREEMENT
                       , 20
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto and represents the amount and the percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swing line loans, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[, an Eligible Assignee] [and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrowers:	Ferro Corporation, an Ohio corporation (the “Company”), and the Designated Borrowers from time to time party to the Credit Agreement

4. Administrative Agent:	PNC Bank, National Association, as the Administrative Agent

5. Credit Agreement:	Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation, the Designated Borrowers from time to time party thereto, the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents

6. Assigned Interest:

[1]	Select as applicable.

	Aggregate Amount of	Amount of
Commitment/Loans	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Assigned	all Lenders	Assigned	Commitment/Loans[2]
Revolving Loan	$	$	%

Effective Date:			, 20

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
Assignment Agreement

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted:
[PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:]
Assignment Agreement

[Consented to:]3
[FERRO CORPORATION]

By:
Name:
Title:]
[[                                                            ],
   as an Issuer

By:
Name:
Title:]

[3]	To be added only if the consent of the Company and/or the Issuers are required by the terms of the Credit Agreement; provided that, to the extent permitted under the definition of Eligible Assignee, the Company’s consent is required for assignments of the Revolving Loan Commitment.
Assignment Agreement

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2 Assignee. The Assignee: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be deemed to be a contract made under, governed by, and construed in accordance with, the laws of the State of New York, including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

EXHIBIT E
[FORM OF] COMPLIANCE CERTIFICATE
FERRO CORPORATION
     This Compliance Certificate is delivered pursuant to Section 7.1.1 Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation (the “Company”), as a borrower, the Designated Borrowers from time to time party thereto, the various financial institutions and other Persons from time to time parties thereto, PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.
     The Company hereby certifies, represents and warrants that, as of                        , 20   (the “Computation Date”), no Default had occurred and was continuing.1 The Company hereby further represents and warrants that as of the Computation Date:
1. Financial Covenants:
     (a) The maximum Leverage Ratio permitted pursuant to clause (a) of Section 7.2.4 of the Credit Agreement on the Computation Date is 3.50 to 1.00. The actual Leverage Ratio was       to 1.00, as computed on Attachment I hereto, and, accordingly, the covenant [has][has not] been complied with.
     (b) The minimum Fixed Charge Coverage Ratio permitted pursuant to clause (b) of Section 7.2.4 of the Credit Agreement on the Computation Date is 1.35 to 1.00. The actual Fixed Charge Coverage Ratio was       to 1.00, as computed on Attachment II hereto, and, accordingly, the covenant [has][has not] been complied with.
2. Subsidiaries: No Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate.2

[1]	If a Default has occurred, specify the details of such Default and the action that the Company or an Obligor has taken or proposes to take with respect thereto.

[2]	If a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, the Company must certify that such Subsidiary has complied with Section 7.1.8 of the Credit Agreement.
Compliance Certificate

     IN WITNESS WHEREOF, the Company has caused this Compliance Certificate to be executed and delivered, and the certifications and warranties contained herein to be made on behalf of the Company, by the chief financial or accounting Authorized Officer of the Company as of                     , 20  .

FERRO CORPORATION
By
Name:
Title:

Compliance Certificate

Attachment I
(to __/__/__ Compliance
Certificate
LEVERAGE RATIO
as of the last day of the Fiscal Quarter ending on or
immediately preceding the Computation Date

1. Total Debt: the outstanding principal amount of the following types of Indebtedness of the Company and its Subsidiaries as of the last day of the Fiscal Quarter ending on or immediately preceding the Computation Date (exclusive of intercompany Indebtedness between the Company and its Subsidiaries):

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (which, in the case of the Loans, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Loans denominated in an Alternate Currency)
$

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person (which, in the ease of Letter of Credit Outstandings, shall be deemed to equal the Dollar Equivalent (determined as of the most recent Revaluation Date) for any Letter of Credit Outstandings denominated in an Alternate Currency)
$

(c) all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty (“Capitalized Lease Liabilities”)
$

(d) obligations arising under any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor (synthetic leases)
$

(e) all obligations (other than intercompany obligations) of such Person pursuant to any Permitted Receivables Program	$
Attachment I
Compliance Certificate

(f) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person	$

(g) (without duplication) any Contingent Liability in respect of any of the foregoing	$

(h) The sum of Items 1(a) through 1(g)	$

2. EBITDA as of the last day of the Fiscal Quarter ending on or immediately preceding the Computation Date and each of the three immediately preceding Fiscal Quarters:

(a) Net Income	$

plus, to the extent deducted in determining Net Income:

(b) amortization expense	$

(c) income tax expense	$

(d) Interest Expense	$

(e) depreciation expense	$

(f) restructuring expenses attributable to the Company’s restructuring in 2010 in an aggregate amount not to exceed $19,000,000 for the period commencing July 1, 2010	$

(g) non-recurring fees, non-cash charges, cash charges and other cash expenses paid in connection with the preparation, negotiation, approval, execution and delivery of the Credit Agreement and the other Loan Documents and the Senior Note Documents (each as defined therein), including, in each case, amendments, waivers and other modifications thereto
$

(h) non-cash expenses incurred in connection with asset write-offs, including, but not limited to, goodwill impairments	$

(i) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date, in each case to the extent any such costs do not constitute Interest Expense
$

(j) non-cash losses resulting from mark-to-market accounting treatment of interest rate hedging agreements,	$

(k) non-cash losses resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries
$
Attachment I
Compliance Certificate

(l) all charges and associated expenses in connection with the refinancing, retirement or extinguishment of any Indebtedness, including initial issuance costs, prepayment penalties, swap breakage fees and write-off of deferred issuance fees
$

(m) non-recurring one-time charges and expenses in an aggregate amount in any Fiscal Year not to exceed $10,000,000	$

(n) non-recurring charges related to pension settlement or curtailment in an aggregate amount not to exceed $20,000,000 over the term of the Credit Agreement	$

minus, to the extent added in determining Net Income:

(o) non-cash gains resulting from mark-to-market accounting treatment of interest rate hedging agreements	$

(p) non-cash gains resulting from mark-to-market accounting treatment of metals owned by the Company as of the date of determination and recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries
$

(q) The sum of Items 2(a) through 2(n) minus the sum of Items 2(o) and (p)	$		[1]

3. TOTAL LEVERAGE RATIO: ratio of Item 1(h) to Item 2(q)		: 1.00

[1]	EBITDA for the Fiscal Quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 shall be deemed to be $54,530,000, $57,815,000, and $70,813,000, respectively.
Attachment I
Compliance Certificate

Attachment II
(to __/__/__ Compliance
Certificate)
FIXED CHARGE COVERAGE RATIO
as of the last day of the Fiscal Quarter ending on or
immediately preceding the Computation Date

1. EBITDA (see Item 2(q) of Attachment I)	$

2. Capital Expenditures	$

3. The sum (for the Fiscal Quarter ending on or immediately preceding the Computation Date and the three immediately preceding Fiscal Quarters) of	$

(a) Interest Expense actually paid in cash during such period (excluding (A) initial issuance costs paid in connection with Indebtedness incurred in respect of the Obligations and Indebtedness under the Senior Note Documents, (B) any make-whole premium or Interest Expense payable in connection with the prepayment of Indebtedness under Existing Credit Agreement and the Existing Notes and (C) if applicable, any swap or hedge breakage costs relating to interest rate swaps or hedges in effect on the Closing Date (including any such costs incurred in connection with a prepayment of the term loans under the Existing Credit Agreement))
$

(b) scheduled principal repayments of Indebtedness (other than Indebtedness issued under the Indentures) actually paid during such Fiscal Quarters	$

(c) finance expenses paid in connection with the Permitted Receivables Program during such period	$

(d) Restricted Payments made by the Company during such period	$

4. Item 1 minus Item 2	$

5. The sum of Items 3(a) through 3(d)	$

6. FIXED CHARGE COVERAGE RATIO: the ratio of Item 4 to Item 5		: 1.00
Attachment II
Compliance Certificate

EXHIBIT H-1
[FORM OF] DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT

Date: ,
To:	PNC Bank, National Association, as the Administrative Agent
PNC First Side Center
500 First Avenue
PNC Agency Services
Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 762-8672
Attention: Lisa Pierce
Ladies and Gentlemen:
          This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.9 of that certain Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation (the “Company”), as a borrower, the Designated Borrowers from time to time party thereto, the various financial institutions and other Persons from time to time parties thereto, PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          Each of [                    , a                     ] (the “Designated Borrower”), and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.
          The documents required to be delivered to the Administrative Agent under Section 2.9 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
          The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
          The parties hereto hereby request that the Designated Borrower be entitled to receive Alternate Currency Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Alternate Currency Loans for the Designated Borrower’s account unless and until the effective date designated by the Administrative Agent and the Lenders pursuant to Section 2.9 of the Credit Agreement.
          This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
          THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SectionS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
Designated Borrower Request and Assumption Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:

Name:

Title:

FERRO CORPORATION

By:

Name:

Title:
Designated Borrower Request and Assumption Agreement

EXHIBIT H-1
[FORM OF] DESIGNATED BORROWER NOTICE

Date: ,
To:	Ferro Corporation

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:
          This Designated Borrower Notice is made and delivered pursuant to Section 2.9 of Third Amended and Restated Credit Agreement, dated as of August [24], 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Ferro Corporation, an Ohio corporation (the “Company”), as a borrower, the Designated Borrowers from time to time party thereto, the various financial institutions and other Persons from time to time parties thereto, PNC Bank, National Association, as the Administrative Agent and as the Collateral Agent for the Secured Parties, and JP Morgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                    , a                     ] shall be a Designated Borrower and may receive Alternate Currency Loans for its account on the terms and conditions set forth in the Credit Agreement.
          This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent
By:
Name:
Title:

SCHEDULE I
DISCLOSURE SCHEDULE
ITEM 5.1.2 Organization and Capital Structure
See organizational chart attached.

FERRO

win from within FERRO

Ferro Corporation (US)
Caraphoe Contracting Company (US)
The Ferro Enamel Supply Company (US)
Ferro Pfanstiehl Laboratories, Inc (US)
Ferro Far East, Inc. (US)
Ferro Electronic Materials Inc. (US)
Ferro China Holdings Inc. (US)
Ferro International Services Inc. (US)
Ohio-Mississippi Corporation (US)
Ferro Finance Corporation (US)
70%
Indian Branch
Ferro Colores, S.A. de C.V. (Mexico)
Ferro Mexicana S.A. de C.V. (Mexico)
Ferro Industrial Products Limited (Canada)
Ferro Holding GmbH (Germany)
Ferro B.V. (Netherlands)
Ferro Spain, S.A. (Spain)
19.99%
Ferro (Great Britain) Ltd (UK)
Ferro Magmalor GmbH (Germany)
Ferro GmbH (Germany)
Ferro Schauer Austria GmbH (Austria)
35%
Italian Branch
Midland Coatings Limited (UK)
Ferro Normandy Plastics Limited (UK)
Ferro Drynamels Limited (UK)
Ferro Colours (UK) Ltd (UK)
Ferro LLC (Russia)
FC France Acquisition SARL (France)
Ferro Arnsberg GmbH i.L. (Germany)
Ferro (Holland) B.V. (Netherlands)
Ferro Investments B.V. (Netherlands)
Ferro (Italia) Srl (Italy)
Ferro (Belgium) Sprl (Belgium)
Ferro Couleurs France S.A. (France)
Ferro France S.a.r.l. (France)
Rep Office (Russia)
Russian Branch
40%
UK Branch
50%
75.4%
(2)
PT Ferro Additives Asia (Indonesia)
Ferro Corporation (Aust.) Pty. Ltd. (Australia)
51%
19%
Ferro Argentina S.A. (Argentina)
Processadora de Boratos Argentinos S.A. (Argentina)
Minera Loma Blanca S.A. (Argentina)
Ferro Japan K.K. (Japan)
50%
49%
(1)
95%
Ferro Far East Ltd. (Hong Kong)
Ferro Taiwan Ltd. (Taiwan)
Ferro (Thailand) Co. Ltd. (Thailand)
Ferro Far East Company SDN. BHD. (Malaysia)
Rep Office (Vietnam)
United States
North America (Non-U.S.)
South America
Europe
Asia
Australia
Joint Venture
Branch
Representative Office
Sales
Manufacturing
Financial
Holding
Service
Liquidation in Progress
Dormant

Entities:
44 - Subsidiaries
11 - Joint Ventures
4 - Branches
2 - Representative Offices

(1) 16% of Ferro Cerdec (Thailand) Co., Ltd. is owned by Ferro Couleurs France S.A.

(2) 40% of PT Ferro Additives Asia is owned by Ferro Magmalor GmbH

Corporate Structure

ITEM 6.7. Litigation.
     On May 6, 2004, the Company was named in an indirect purchaser class action in California seeking monetary damages and injunctive relief relating to alleged violations of the antitrust laws by the Company and others participating in the plastics additives industry (Competition Collision Center, LLC v. Crompton Corporation, et al., Superior Court of the State of California for the City and County of San Francisco, Case No. CGC-040431278); on August 4, 2005, the Company was named in another indirect purchaser class action lawsuit (In Re Indirect Purchaser, Plastic Additives Litigation, D.R. Ward Construction, et al., v. Rohm & Haas Company, et al., Case No. 2:05-CV-04157-LDD, MDL No. 1684, U.S. District Court, Eastern District of Pennsylvania); and in June 2008, the Company was named in four more indirect purchaser class action lawsuits. All of these cases contain similar allegations. The four indirect purchaser cases filed in 2008 have been transferred to the Eastern District of Pennsylvania (Defren v. Rohm & Haas Company, et al., Case No. 2:08-CV-03702-LDD (filed June 12, 2008); Zebrowski v. Rohm & Haas Company, et al., Case No. 2:08-CV-04161-LDD (filed June 23, 2008); Burg v. Rohm & Haas Company, et al., Case No. 2:08-CV-04162-LDD (filed June 30, 2008); Miller v. Rohm & Haas Company, et al., Case No. 2:08-CV-03701-LDD (filed June 18, 2008)). The Company intends to vigorously defend these six civil actions, which are all in their early stages. As a result, the Company cannot determine the outcome of these lawsuits at this time. In December 2006, the Company filed a lawsuit against the former owner of our heat stabilizer business seeking indemnification for the defense of these lawsuits and any resulting payments by the Company. In April 2008, the United States District Court for the Northern District of Ohio dismissed the Company’s lawsuit, and the Company appealed the court’s decision to the United States Court of Appeals for the Sixth Circuit. In November 2009, the Sixth Circuit affirmed the decision of the District Court. The Company does not intend to pursue this matter further.
     For the year ended December 31, 2007, the Company submitted deviation reports required by the Title V air emission permit issued under the New Jersey Air Pollution Control Act (the “Title V Air Permit”), which contained numerous deviations from the standards required by the Title V Air Permit at our South Plainfield, New Jersey, facility. In November 2009, the Company entered a settlement agreement with the New Jersey Department of Environmental Protection, pursuant to which the Company performed $100,000 worth of supplemental environmental projects in the community during 2009 and will make quarterly cash payments totaling $300,000 in 2010.

ITEM 6.8 Existing Subsidiaries
Name Of Subsidiary*

Ferro China Holdings Inc	USA
Zibo Ferro Performance Materials Company, Limited (70%)	Peoples Republic of China
Ferro Electronic Materials Inc	USA
Ferro Finance Corporation	USA
Ohio-Mississippi Corporation	USA
Ferro Colores SA de CV.	Mexico
Cataphote Contracting Company	USA
Ferro International Services Inc	USA
Ferro Pfanstiehl Laboratories, Inc	USA
The Ferro Enamel Supply Company	USA
Ferro Far East, Inc.	USA
Ferro Argentina SA	Argentina
Minera Loma Blanca SA	Argentina
Procesadora de Boratos Argentinos SA	Argentina
Ferro Corporation (Aust.) Pty. Ltd	Australia
Ferro Enamel do Brasil Industria e Comercio Ltda.	Brazil
Ferro Industrial Products Ltd	Canada
ESFEL SA (19%)	Ecuador
Ferro Holding GmbH	Germany
Ferro GmbH	Germany
Ferro Schauer Austria GmbH	Austria
Ferro Magmalor GmbH	Germany
PT Ferro Mas Dinamika (95%)	Indonesia
Ferro Japan K.K	Japan
Ferro Far East Ltd	Hong Kong
Ferro Far East Company SDN, BHD	Malaysia
Ferro Mexicana SA de CV	Mexico
Ferro B.V.	The Netherlands
Ferro (Belgium) Sprl.	Belgium
FC France Acquisition Sarl.	France
Ferro Couleurs France SA	France
PT Ferro Ceramic Colors Indonesia (59%)	Indonesia
PT Ferro Additives Asia (75.4%)	Indonesia
Ferro France Sarl	France
Ferro Arnsberg GmbH iL	Germany
Ferro (Italia) SrL	Italy
Smaltochimica SpA (40%)	Italy
Ferro (Holland) BV	The Netherlands
Ferro Investments BV	The Netherlands
Ferro Industrias Quimicas (Portugal) Lda	Portugal
Ferro LLC	Russia
Ferro (Suzhou) Performance Materials Co. Ltd.	Peoples Republic of China
Ferro Taiwan Ltd	Republic of China
OCI-Ferro Co., Ltd. (50%)	Republic of Korea
Ferro Spain SA	Spain
Gardenia-Quimica SA (36%)	Spain
Kerajet SA (19.99%)	Spain
Ferro (Thailand) Co. Ltd.	Thailand
Ferro Cerdec (Thailand) Co. Ltd (49%)	Thailand
Ferro de Venezuela CA (51%)	Venezuela
Ferro (Great Britain) Ltd	United Kingdom
Midlands Coarings Limited	United Kingdom
Ferro Normandy Plastics Limited	United Kingdom
Ferro Drynamels Limited	United Kingdom
Ferro Colours (UK) Ltd.	United Kingdom

*	Percentages in parentheses indicate Ferro’s ownership.

ITEM 6.10(d) Taxes; Other Laws.
Labor and collective bargaining agreements:
1.	Agreement, dated November 15, 2008, between Ferro Corporation and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of Local 00895 (Fort Worth, TX location).
2.	Agreement, dated May 12, 2007, between Ferro Corporation and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of Local No. 1170 (4150 E. 56th Street, Cleveland, OH location).
3.	Agreement, dated May 12, 2007, between Ferro Corporation and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of Local No. 1170-4 (4150 E. 56th Street, Cleveland, OH location).
4.	Labor Contract, dated April 19, 2008, between Ferro Corporation and the United Automobile, Aerospace and Agricultural Implement Workers of America (Stryker, OH location).
5.	Collective Bargaining Agreement, dated December 15, 2009, between Ferro Corporation and the Laborers’ International Union of North America and its Local No. 1015 (Orville, OH location).
6.	Agreement, dated November 14, 2009, between Ferro Corporation and the United Automobile, Aerospace and Agricultural Implement Workers of America and its Local No. 5 (Plymouth, IN location).
7.	Articles of Agreement, dated October 18, 2008, between Ferro Corporation and the United Electrical, Radio & Machine Workers of America and its Local No. 1137 (Waukegan, IL location).
8.	Agreement, dated September 10, 2008, between Ferro Corporation and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local No. 1-0243-8 (Independence, OH location).
9.	Union Shop Contract, July 1, 2010, between Ferro Corporation and the Glass, Molders, Pottery, Plastics & Allied Workers International Union and its Local No. 73 (Wayside, Cleveland, OH location) [Note: This agreement has not been finalized.]

ITEM 6.11. Pension and Welfare Plans.
Benefits Plan for Ferro Corporation Employees (Plan No. 552), including:
1. PPO Plan, Indemnity Plan or Drug Only Plan (dmc2) — all with UnitedHealthcare (UHC)
2. Kaiser HMO (available in addition to the PPO Plan with UHC for the Hourly at Walton Hills and 4150 Frit)
3. Community Blue HMO (available in addition to the PPO Plan with UHC at Hourly at Niagara Falls)

ITEM 6.12. Environmental Warranties.

Estimated
			Estimated	Completion
Section	Location	Issue	Cost	Date
6.12(i)	Niagara Falls, NY	Buried TENORM. When Cookson owned the site they buried some silica fume in back of the plant that contains TENORM. The landfill area has been of interest to NRC and NYDEC.	Not Known	Not Known

6.12(e)	Hammond, IN	CERCLIS list. One of the three land parcels (parking lot area) at the former Keil Chemical site is listed on CERCLIS because it has a landfill area created by Union Carbide when they owned the land. No clean up was required due to a low CERCLIS score.	Not Known	Not Known

6.12(e)	South Plainfield, NJ	CERCLIS list. This site was put on the CERCLIS list in 1993 and we don’t know why. Ferro sold this site in 2003 and went through a NJ ISRA investigation. After some limited remediation it met residential clean up criteria.	Not Known	Not Known

6.12(a),(d)	Castenheira, Portugal	Wastewater treatment. Need to upgrade wastewater treatment plant to meet discharge limitations during storm events, which hydraulically overload the current treatment system.	$360,000	Not Known

6.12(a), (b), (d)	South Plainfield, NJ	Title V Air Permitting Compliance. The State of New Jersey has notified the Company of alleged non-compliance with the facility’s Title V operating permit. The New Jersey Department of Environmental Protection (NJDEP) informally alleged up to $1.9MM in liability for alleged violations of its Title V permit. The Company and NJDEP have been participating in discussions to resolve the issues. To date, no Complaint or Administrative Order & Notice of Civil Administrative Penalty Assessment have been filed or issued by the NJDEP. The Company entered into an Administrative Consent Order in November 2009. The Site is currently negotiating the terms of the Title V permit.	$400,000	Consent Order Finalized in Fourth Quarter 2009. Penalty paid in quarterly installments until 2010.

6.12( a), (b), (d)	Bridgeport, NJ	The Company is in receipt of October 2008 correspondence from the Mid Atlantic Environmental Law Center on behalf of the New Jersey Environmental	Not Known	Not Known

Estimated
			Estimated	Completion
Section	Location	Issue	Cost	Date
Federation (NJEF) communicating NJEF’s notice of intent to file a citizens’ suit under the Clean Water Act for alleged non-compliance with the facility’s New Jersey Pollution Discharge Elimination System permit. The violations alleged in the NJEF’s notice of intent stem from events at the facility that were previously resolved with the NJDEP through the payment of a civil penalty and entry into an administrative consent order requiring upgrades to the facility’s operations. The company responded to NJEF’s letter citing the resolution of the issues and other reasons why the NJEF’s claims are deficient.

6.12 (b),(c)	Geelong, Australia	The Company is in receipt of a May 2008 Cleanup Notice from EPA Victoria indicating that the Geelong facility is being placed and Priority Sites Register due to alleged soil and groundwater contamination. The Cleanup Notice requires the Company to commission, conduct, and submit an approved environmental audit by February 28, 2009. The Company is then required to submit an Environmental Management Plan, consistent with recommendations of the Environmental Audit, by May 30, 2009. The Company is in the process of pursuing other potentially responsible parties for any costs or work it may incur or have to conduct pursuant to the Cleanup Notice.	Not Known	Not Known

6.12(b).(c)	Rotterdam, Netherlands	Potential liability associated with remediation for site. The Company believes that any soil/groundwater issues at the site were the result of historic operations (a former gas works) prior to Ferro’s purchase. The company is in the process of selling the facility and the Company expects to transfer potential liability to the buyer upon closing of the transaction.	Not Known	Not Known

6.12(b),(c)	Maasdam, Netherlands	Closed site where Ferro ceased operation in the 1980s. The Government alleged contamination and filed legal action whereby a Lien was placed on the Company’s Uden facility for an amount up to €1.36M. The Lien is permitted pursuant to 7.2.3(m). Technical reports to	€125,000	Fourth Quarter 2009

Estimated
			Estimated	Completion
Section	Location	Issue	Cost	Date
support Ferro’s position that most contamination was caused by prior owner. Ferro completed a settlement for €125,000.

6.12(b),(c)	Sao Bernardo, Brazil	Ferro closed the site but retained ownership of a portion of the property for which remediation may be necessary. The company has sought and is awaiting approval of the remediation plan. Additional investigation is proceeding.	$4.5M	Not Known

6.12(a),(d)	Newport, United Kingdom	New effluent limits in the site’s discharge permit require an upgrade to the site’s biological treatment plant for Ferro and Solutia generated wastewater prior to discharge. Costs of upgrades to be split by Ferro and Solutia. Construction of the plant is in progress and the balance of the remaining financial commitment is estimated to be $500K. Construction and start-up is complete.	$500,000	2009

6.12(b),(c)	Moorabin, Australia	Ferro is ceasing operations at is Moorabin, Australia facility. Ferro has received a draft Cleanup Notice from the EPA. Ferro will begin the investigation of the Site in late 2010 or 2011.	Not Known	Not Known

6.12(b),(c), (i)	Four Ohio Sites	Four Ohio sites (E. 56th Street, Cleveland, Wayside Rd., Cleveland, Krick Rd., Bedford, and E. Pleasant Valley Rd., Independence) are being investigated by the US EPA under its Corrective Action Authority. The US EPA is evaluating the need for further investigation and/or cleanup at the sites related to historical releases. Early indications are that the Wayside and Independence sites will not require additional action. The E. 56th Street and Krick Rd. sites may require additional investigation.	Not Known	Not Known

Summary of Superfund Site Liabilities and Environmental Reserves
Active Ferro Sites

					Changes in the
Site	Issue	Description	Reserve	Comments	Reserve Amount
Hammond	Groundwater contamination	Under a 1993 consent order with IDEM, a subsurface investigation study revealed groundwater contamination that will be required to be cleaned up in the future.	$2,900,000	In January 2007 we met with Dover (current site operator) to review the proposed groundwater treatment system. We will need to work closely with Dover during the installation to minimize its impact on their ongoing operations. In March 2007 the Remediation Work Plan was completed and submitted to IDEM that includes the treatability testing results, risk assessment showing the preliminary remediation objectives (PRO), and proposed groundwater treatment system. The Company and IDEM modified the workplan and the revised workplan was approved by IDEM on November 17, 2008. The Company is in the process of implementing the workplan and provides quarterly project status updates to IDEM.	No change.

Various	Superfund Sites	The Company has been a party in several current and former Superfund Sites. The largest Superfund exposure was the WDIG Site. Ferro has resolved liability for this site but is still a party at several other Superfund Sites	$350,000	Ongoing.	No change.

San Barnardo	Soil contamination	Ferro closed the site but retained ownership of a portion of the property for which remediation may be necessary. The company has sought and is awaiting approval of	$4.5M	Ongoing.	Increase

					Changes in the
Site	Issue	Description	Reserve	Comments	Reserve Amount
		the remediation plan. Additional investigation is proceeding.
Metallica	(Powder Coatings Sale)

Arnsberg	Soil contamination	Former USTs may have contaminated soil	$100,000	Site had contamination issues. No claims or ascertains received from buyer to date.	No change.

ITEM 7.2.2(b) Existing Indebtedness.

				Total Facility or
Type of			Financial	Debt Amount in	Amount Outstanding as
Indebtedness	Ferro Entity	Description	Institution	USD	of 8/6/2010 in USD
a) Obligations evidenced by bonds, debentures, notes or similar instruments:
	Ferro Corporation	6.50% Convertible Notes	Various	$172,500,000	$172,500,000
	Ferro Corporation	7.875% Senior Unsecured Notes	Various	$250,000,000	$—

		Total Obligations evidenced by bonds, debentures, notes or similar instruments		$422,500,000	$172,500,000

b) Letters of Credit:
	Ferro Spain S.A.	Guaranteed Payments to foreign vendors	BANKINTER	$464,800	$—
	Ferro Spain S.A.	VAT Import Payment	BSCH	$159,628	$159,628
	Ferro Spain S.A.	VAT Import Payment	BSCH	$159,628	$159,628
	Ferro Spain S.A.	VAT Import Payment	BSCH	$244,120	$244,120
	Ferro Spain S.A.	Subsidy Tile Decoration Inks	BSCH	$15,385	$15,385
	Ferro Spain S.A.	Subsidy Tile Decoration Inks	BSCH	$24,046	$24,046
	Ferro Spain S.A.	Subsidy Tile Decoration Inks	BSCH	$24,046	$24,046
	Ferro Spain S.A.	Subsidy Tile Decoration Inks	BSCH	$24,046	$24,046
	Ferro Spain S.A.	Subsidy Tile Decoration Inks	BSCH	$24,046	$24,046
	Ferro Spain S.A.	Miscellaneous Subsidies	BSCH	$168,979	$168,979
	Ferro Spain S.A.	Planing Permision Industrial State	BSCH	$47,289	$47,289
	Ferro Spain S.A.	Planing Permision Industrial State	BSCH	$23,965	$23,965
	Ferro Spain S.A.	Planing Permision Industrial State	BSCH	$7,968	$7,968
	Ferro Spain S.A.	Planing Permision Industrial State	BSCH	$3,017	$3,017
	Ferro Spain S.A.	Environment Pollution	BSCH	$95,645	$95,645
	Ferro Spain S.A.	Company Income Tax	BSCH	$1,142,128	$1,142,128
	Ferro Spain S.A.	Juzgado 1[a] Instancia	BSCH	$35,916	$35,916
	Ferro Spain S.A.	Leonardo da Cunha	Bankinter	$3,586	$3,586
	Ferro Spain S.A.	Company Cars Petrol	BBVA	$12,749	$12,749
	Ferro Spain S.A.	CTI Land Revaluation	BSCH	$21,927	$21,927
	Ferro Spain S.A.	B/L loss	BBVA	$66,484	$66,484

				Total Facility or
Type of			Financial	Debt Amount in	Amount Outstanding as
Indebtedness	Ferro Entity	Description	Institution	USD	of 8/6/2010 in USD
	Ferro Spain S.A.	Monthly Invoice Payment	Unicredit	$24,834	$24,834
	Ferro Spain S.A.	Electricity suply guarantee	BSCH	$1,022,560	$1,022,560
	Ferro Spain S.A.	Gas suply guarantee Almazora Plant	BSCH	$783,520	$783,520
	Ferro Spain S.A.	Gas suply guarantee Color Plant	BSCH	$66,400	$66,400
	Ferro Industrias Quimicas (Portugal), Lda	Pension LC	BPI	$7,181	$7,181
	Ferro GmbH	Contract/rent LC	HypoVereinsbank AG, Frankfurt	$42,118	$42,118
	Ferro (Holland) B.V.	Vastgoedmaatschappij MPC Holland	Citi Bank	$42,496	$42,496
	Ferro (Italia) S.r.l.	Unicredit Banca d'Impresa - 460831057037	Unicredit Banca d'Impresa	$32,926	$32,926
	Ferro (Italia) S.r.l.	Municipality of Sassuolo	Banco S.Geminiano e S.Prospero	$90,533	$90,533
	Ferro (Great Britain) Limited	HM Customs & Exercise	HSBC	$286,956	$286,956

		Total Letters of Credit		$5,168,920	$4,704,120

c) Capitalized Lease Liabilities:
	Ferro Corporation	Capital Leases - South Plainfield Building		$2,456,527	$2,456,527
	Ferro Corporation	Capital Leases - Frit Oxygen Plant		$196,562	$196,562
	Ferro Corporation	Capital Leases - Stryker Towmoters		$161,506	$161,506
	Ferro Corporation	Capital Leases - NeoPost Postage Machine		$6,292	$6,292
	Ferro Corporation	Capital Leases - Walton Hills Copiers (5)		$13,894	$13,894
	Ferro Industrias Quimicas (Portugal), Lda	Capital Leases - Portugal Roof Lease	Metal Portugesa	$522,002	$522,002
	Ferro Spain S.A.	Oxygen Plant	PRAXAIR ESPAÑA SL	$1,934,427	$1,934,427

		Total Capitalized Lease Liabilities		$5,291,210	$5,291,210

				Total Facility or
Type of			Financial	Debt Amount in	Amount Outstanding as
Indebtedness	Ferro Entity	Description	Institution	USD	of 8/6/2010 in USD
d) Government Loans
	Ferro Spain S.A.	Government Loans	Spanish Central Government	$30,762	$30,762
	Ferro Spain S.A.	Government Loans	Spanish Central Government	$22,216	$22,216
	Ferro Spain S.A.	Government Loans	Spanish Central Government	$197,407	$197,407
	Ferro Spain S.A.	Government Loans	Spanish Central Government	$1,153,068	$1,153,068
	Ferro Spain S.A.	Government Loans	Spanish Central Government	$1,006,660	$1,006,660
	Ferro Spain S.A.	Government Loans	Spanish Central Government	$887,897	$887,897

		Total Government Loans		$3,298,010	$3,298,010

e) Overdraft Credit Facilities
	Ferro Brazil	Overdraft Facility	Banco do Brasil	$1,703,674	$1,483,900
	Ferro Brazil	Overdraft Facility	Banco Alfa	$3,407,349	$—
	Ferro Brazil	Overdraft Facility	HSBC	$567,891	$—
	Ferro Brazil	Overdraft Facility	Unibanco	$567,891	$—
	Ferro Corporation (Aust) Pty. Ltd.	Overdraft Facility	Westpac Banking Corporation	$367,320	$—
	Ferro (Great Britain) Limited	Overdraft Facility	HSBC	$239,130	$—
	Ferro Spain S.A.	Overdraft Facility	Unicredit	$66,400	$—
	Ferro (Italia) S.r.l.	Overdraft Facility	Unicredit	$66,400	$—
	Ferro B.V. - Ferro Spain S.A.	Overdraft Facility - Citi Europe	Citibank	$6,000,000	$1,322,920

		Total Overdraft Credit Facilities		$12,986,056	$2,806,821

				Total Facility or
Type of			Financial	Debt Amount in	Amount Outstanding as
Indebtedness	Ferro Entity	Description	Institution	USD	of 8/6/2010 in USD
f) Local Lines of Credit
	Ferro Spain S.A.	Multipurpose Line of Credit	BBVA	$—	$—
	Ferro Spain S.A.	Multipurpose Line of Credit	Bankinter	$1,328,000	$—
	Ferro Spain S.A.	Multipurpose Line of Credit	BSCH	$398,400	$—
	Ferro Spain S.A.	Multipurpose Line of Credit	UniCredit	$1,992,000	$—
	PT. Ferro Mas Dinamika	Line of Credit	Citibank	$1,000,000	$190,000
	Ferro Thailand	Multipurpose Line of Credit	Citibank	$419,000	$138,160
	Ferro Argentina	Multipurpose Line of Credit	Standard Bank	$687,023	$36,902
	Ferro Argentina	Multipurpose Line of Credit	HSBC Bank	$381,679	$3,442
	Ferro Argentina	Multipurpose Line of Credit	Banco Industrial	$127,226	$—
	Ferro Argentina	Multipurpose Line of Credit	Banco Superviele	$127,226	$—
	Ferro Argentina	Multipurpose Line of Credit	Banco Patagonia	$381,679	$—
	Ferro Argentina	Multipurpose Line of Credit	Banco Nacion	$381,679	$—
	Ferro Argentina	Multipurpose Line of Credit	Banco CMF	$636,132	$—
	Ferro Venezuela	Line of Credit	Banco mercantil	$698,544	$—

		Total Local Lines of Credit		$8,558,590	$368,505

ITEM 7.2.3(c) Ongoing Liens.

Ferro Entity	Describe Lien	Beneficiary of the Lien	Value
Ferro Mexicana	Tax Lien on Celaya Plant Facility	Tax Secretariat	$137,456

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	Tennant Financial Services	Leased Tennant Scrubber	OH	8/15/2000 AP0262041

Ferro Corporation	Fleet Leasing Corporation	Leased Konica Fax	OH	10/27/2000 AP295865

Ferro Corporation	Sage Capital Corporation	Leased Boomlift	OH	01/28/2002 OH00044532756

Ferro Corporation	Equistar Chemicals, LP	All products manufactured, distributed, consigned or sold by Secured Party including Polyolefin resin product et al	OH	8/14/2002 OH00053141607

Ferro Corporation	First Merit Bank	(2) Leased Toyto Forklift Trucks	OH	8/14/2003 OH00067410755

Ferro Corporation	First Merit Bank	Leased Toyto Forklift Trucks	OH	8/14/2003 OH00067411090

Ferro Corporation	De Lage Landen Financial Services, Inc.	Leased Equipment and personal property	OH	11/26/2003 OH00071181865

Ferro Corporation	Fleet Business Credit, LLC	Leased Konica Copiers	OH	11/2/2004 OH00083122067

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	NMHG Financial Services, Inc.	Leased equipment	OH	8/4/2005 OH00091981198

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	8/10/2005 OH00092212847

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	8/17/2005 OH00092410847

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	8/25/2005 OH00092639982

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	9/6/2005 OH00092995269

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	9/12/2005 OH00093155149

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	9/13/2005 OH00093223104

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	9/27/2005 OH00093724166

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	9/28/2005 OH00093744300

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	10/3/2005 OH00093920708

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	10/4/2005 OH00093974579

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	10/28/2005 OH00094892910

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	11/7/2005 OH00095277775

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	11/14/2005 OH00095539125

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	11/23/2005 OH00095938373

Ferro Corporation	HSBC Bank USA, National Association	All precious metals leased or otherwise in possession of Debtor from Secured Party	OH	12/12/2005 OH00096578835

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	12/20/2005 OH00096873366

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	12/22/2005 OH00096947505

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	1/6/2006 OH00097480970

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	1/11/2006 OH00097638147

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	1/27/2006 OH00098156328

Ferro Corporation	PB Financial Services, Inc.	All gold, silver, platinum, palladium delivered or leased to Debtor by Secured Party	OH	1/31/2006 OH00098259811

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	NMHG Financial Services, Inc.	Leased equipment	OH	2/15/2006 OH00098774611

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	2/16/2006 OH00098824234

Ferro Corporation	IBM Credit LLC	Leased Computer equipment	OH	2/17/2006 OH00098881153

Ferro Corporation	Solvay Chemicals	Consigned inventory	OH	2/24/2006 OH00099053957

Ferro Corporation	Toyota Motor Credit Corporation	Leased Toyota Lift Truck	OH	3/10/2006 OH00099593618

Ferro Corporation	General Electric Capital Corporation	Leased equipment	OH	4/26/2006 OH00101312083

Ferro Corporation	General Electric Capital Corporation	Leased equipment	OH	5/24/2006 OH00102543164

Ferro Corporation	Toyota Motor Credit Corporation	Leased Toyota	OH	7/5/2006 OH00104034571

Ferro Corporation	AVN Air LLC	Leased Raytheon Hawker 850 XP Airframe	OH	8/9/2006 OH00105284117

Ferro Corporation	General Electric Capital Corp	Leased equipment	OH	8/16/2006 OH00105613954

Ferro Corporation	HSBC Bank USA, National Association and additional Secured Parties	Consigned Precious Metals	OH	10/24/2006 OH00107984092

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	General Electric Capital Corp	Leased equipment	OH	12/22/2006 OH00110231082

Ferro Corporation	Dorien Fleet Leasing Ltd./ Location de Flottes Donlen Ltee.	Leased motor vehicles	OH	2/16/2007 OH00112057286

Ferro Corporation	Xenith Bank	Leased personal property	OH	6/6/2007 OH00115934360

Ferro Corporation	Rhodia, Inc.	Consigned Products	OH	9/19/2007 OH00119261004

Ferro Corporation	Mitsubishi International Corporation	Consigned Precious Metals	OH	12/4/2007 OH00121767939

Ferro Corporation	Toyota Motor Credit	Leased 3 Toyota Electric	OH	3/26/2008 OH00125152172

Ferro Corporation	Toyota Motor Credit	Leased Toyota Fork Lift	OH	3/26/2008 OH00125152283

Ferro Corporation	Toyota Motor Credit	Leased Advance Sweeper	OH	3/26/2008 OH00125152394

Ferro Corporation	Toyota Motor Credit	Leased 2 Raymond Forklifts	OH	3/26/2008 OH00125152405

Ferro Corporation	Toyota Motor Credit	Leased 3 Toyota Electric	OH	3/26/2008 OHOO125152516

Ferro Corporation	Toyota Motor Credit	Leased 1 Toyota Fork Lift	OH	3/26/2008 OH00125152627

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	Toyota Motor Credit	Leased 11 Toyota Fork Lifts	OH	3/26/2008 OH00125152738

Ferro Corporation	Toyota Motor Credit	Leased 1 Toyota Fork Lift	OH	3/26/2008 OH00125152849

Ferro Corporation	Toyota Motor Credit	Leased 1 Toyota Fork Lift	OH	3/26/2008 OH00125153073

Ferro Corporation	Toyota Motor Credit	Leased 2 Toyota Fork Lifts	OH	3/26/2008 OH00125153184

Ferro Corporation	Toyota Motor Credit	Leased 2 Toyota Electric	OH	3/26/2008 OH00125153295

Ferro Corporation	Toyota Motor Credit	Leased 1 Toyota Electric	OH	3/26/2008 OH00125153417

Ferro Corporation	Toyota Motor Credit	Leased 1 Toyota Fork Lift	OH	3/26/2008 OH00125153740

Ferro Corporation	Toyota Motor Credit	Leased 1 Toyota Fork Lift	OH	6/24/2008 OH00127778352

Ferro Corporation	Toyota Motor Credit	Leased 10 Toyota equipment	OH	6/24/2008 OH00127778463

Ferro Corporation	Toyota Motor Credit	Leased 2 Toyota equipment	OH	6/24/2008 OH00127778685

Ferro Corporation	Toyota Motor Credit	Leased 1 Tennant equipment	OH	6/24/2008 OH00127778807

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	NMHG Financial Services	Leased equipment	OH	7/29/2008 OH00128519173

Ferro Corporation	Novolyte Technologies Inc.	Bailee/Bailor Assets	OH	11/3/2008 OH00130722502

Ferro Corporation	Toyota Motor Credit Corporation	Leased 1 Toyota Electric	OH	11/10/2008 OH00130890012

Ferro Corporation	Ownens Corning Sales, LLC	Consignment of Inventory	OH	3/5/2009 OH00133149569

Ferro Corporation	Air Liquide Industrial U.S. LP	3,000 Gallon Process Engineering Vertical Vessel	OH	4/20/2009 OH00134117856

Ferro Corporation	Wachovia Bank, National Association, as Agent	All Transferred Receivables and Related Security and all Collections to/by Ferro Finance Corporation	OH	6/3/2009 OH00135130815

Ferro Corporation	Cisco Systems Capital Corporation	Leased computer and telecommunications equipment	OH	9/4/2009 OH00137016421

Ferro Corporation	Toyota Motor Credit Corporation	Leased 1 Toyota Sideshifter	OH	1/28/2010 OH00139961870

Ferro Corporation	DB Energy Trading LLC	Leased Precious Metals	OH	7/16/2010 OH00143718043

Ferro Corporation, Grant Chemical Division	Air Products and Chemicals, Inc.	Fixture filing on specific equipment listed on Exhibit B [Debtor name now indicated as Novolyte Technologies LP but no name change Amendment was filed]	LA	5/13/1999 17-1170152

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Corporation	Minotola National Bank	Leased personal property — 2 Genie Manlifts [not valid UCC should have been continued in lieu in OHSOS]	NJ	5/2/2001 2039531

Ferro Corporation	Minotola National Bank	Fixture filing on leased personal property — 2 Genie Manlifts	NJ	4/25/2001 47936/01-13989

Ferro Pfanstiehl Laboratories, Inc.	Wells Fargo Bank, N. A. , as Agent	Purchased Receivables and Related Security and all Collections. Debtor is Seller Ferro Corporation is Purchaser	DE	6/2/2009 2009 1742581

Ferro Pfanstiehl Laboratories, Inc.	NMHG Financial Services, Inc.	Leased equipment	DE	12/18/2009 2009 4058159

Ferro Pfanstiehl Laboratories, Inc.	GFC Leasing, a Division of Gordon Flesch Co., Inc	FAX	IL	1/25/2007 011748511

Ferro Pfanstiehl Laboratories, Inc.	GFC Leasing, a Division of Gordon Flesch Co., Inc	Imager Runner	IL	3/16/07 011898947

Ferro Electronic Materials Inc.	GE Capital Corporation	Leased Tennant 5700-7000 scrubber	DE	5/15/2005 51499327

Ferro Electronic Materials Inc.	Tennant Financial Services	Leased Tennant 7400 LP scrubber	DE	5/23/2005 51586834

Original File Date and
Debtor	Secured Party	Collateral	State	Number
Ferro Electronic Materials Inc.	Citicorp North America, Inc., as agent	Purchased Receivables and Related Security and all Collections. Debtor is Seller.	DE	8/29/2005 52679091

Ferro Electronic Materials Inc.	Citicorp North America, Inc., as agent	Purchased Receivables and Related Security and all Collections. Debtor is Seller.	DE	8/29/2005 52679323

ITEM 7.2.5(a) Ongoing Investments
None.

SCHEDULE II
REVOLVING LOAN PERCENTAGES;
DOMESTIC OFFICE

NAME AND NOTICE ADDRESS		REVOLVING LOAN
OF LENDER	DOMESTIC OFFICE	COMMITMENT
PNC Bank, National Association	PNC Bank, National Association	17.1428571429%
500 First Avenue	500 First Avenue
PNC Agency Services	PNC Agency Services
Pittsburgh, Pennsylvania 15219	Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 762 8672	Facsimile No.: (412) 762 8672
Attention: Lisa Pierce	Attention: Lisa Pierce

Bank of America, N.A.	Bank of America, N.A.	14.2857142857%
1300 E. 9th Street	1300 E. 9th Street
Cleveland, OH 44114 216-802-2226	Cleveland, OH 44114 216-802-2226

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.	11.4285714286%
One Oxford Centre	One Oxford Centre
301 Grant Street, Suite 1100	301 Grant Street, Suite 1100
Facsimile No.: (312) 385-7096 Attention: Shawuana Simmons

Credit Suisse, Cayman Islands Branch	Credit Suisse, Cayman Islands Branch	8.5714285714%
Eleven Madison Avenue	Eleven Madison Avenue
New York, NY 10010-3629	New York, NY 10010-3629
Facsimile No.: (212) 325-8321
Attention: Bill O’Daly

KeyBank National Association	KeyBank National Association	8.5714285714%
127 Public Square, 6th Floor	127 Public Square, 6th Floor
Cleveland, Ohio 44114	Cleveland, Ohio 44114
Facsimile No.: (216) 689-4649 Attention: LaShawn Dalton

Citicorp North America, Inc.	Citicorp North America, Inc.	8.5714285714%
388 Greenwich Street, 21st floor	388 Greenwich Street, 21st floor
New York, NY 10013	New York, NY 10013
Facsimile No.: (646) 291-1817 Attention: Daniel H. Gouger

Fifth Third Bank	Fifth Third Bank	8.5714285714%
600 Superior Avenue East	600 Superior Avenue East
Cleveland, OH 44114	Cleveland, OH 44114
Facsimile No.: (216) 274-5507 Attention: Roy C. Lanctot

RBS Citizens, National Association	RBS Citizens, National Association	7.1428571429%
1215 Superior Avenue MidCorporate Banking Cleveland, OH 44117 Fax: 216-277-1205 Attention: Patrick Dunphey	1215 Superior Avenue MidCorporate Banking Cleveland, OH 44117 Fax: 216-277-1205 Attention: Patrick Dunphey

NAME AND NOTICE ADDRESS		REVOLVING LOAN
OF LENDER	DOMESTIC OFFICE	COMMITMENT

U.S. Bank National Association	U.S. Bank National Association	5.7142857143%
Address on file with the	Address on file with the
Administrative Agent	Administrative Agent

FirstMerit Bank, N.A.	FirstMerit Bank, N.A.	3.5714285714%
106 South Main Street, TOWW91	106 South Main Street, TOWW91
Akron, OH 44308	Akron, OH 44308
Fax: 330-996-6394
Attention: Robert G. Morlan

The PrivateBank & Trust Company	The PrivateBank & Trust Company	3.5714285714%
1100 Superior Avenue	1100 Superior Avenue
Suite 1325	Suite 1325
Cleveland, OH 44114	Cleveland, OH 44114
Fax 216-394-0247

First Commonwealth Bank	First Commonwealth Bank	2.8571428571%
Address on file with the	Address on file with the
Administrative Agent	Administrative Agent

SCHEDULE III
EXCLUDED PROPERTIES
1789 Transelco Drive, Pen Yan, NY
465 Meadowbrook Drive, Meadowbrook Industrial Park, Toccoa, Georgia

SCHEDULE IV
RATE PROTECTION AGREEMENTS
1.	Fifth Third Bank, foreign currency facility with a daily settlement limit $25,000,000

2.	JPMorgan Chase, foreign currency facility with a daily settlement limit $20,000,000

3.	Citibank, foreign currency facility with a daily settlement limit $25,000,000

4.	Key Bank, foreign currency facility with a daily settlement limit $15,000,000

5.	The Private Bank, foreign currency facility with a daily settlement limit $30,000,000